     DATED                         27th April                         2000
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                       (1) ARMSTRONG WORLD INDUSTRIES INC.


                                     - and -


            (2) "ORION" EINUNDVIERZIGSTE BETEILIGUNGSGESELLSCHAFT MBH


         --------------------------------------------------------------

                                    AGREEMENT
         for the sale and purchase of the Armstrong Insulation Business

         --------------------------------------------------------------

                                 CONFORMED COPY




                                                  Herbert Smith
                                                  Exchange House
                                                  Primrose Street
                                                  London EC2A 2HS
                                                  Tel: 0171-374 8000
                                                  Fax: 0171-374 0888
                                                  Ref: 2328/2219

THIS AGREEMENT is made on 27th April 2000

BETWEEN:

(1) ARMSTRONG WORLD INDUSTRIES INC. a company incorporated in Pennsylvania, USA and whose registered office is at 2500 Columbia Avenue, Lancaster 17603, Pennsylvania, USA (the "Vendor" or "AWI"); and

(2) "ORION" EINUNDVIERZIGSTE BETEILIGUNGSGESELLSCHAFT MBH (to be re-named Armacell Holding GmbH) a company incorporated in Germany (commercial registry number 49000) and whose registered office is at Senckenbergaulage 20-22, 60325, Frankfurt-am-Main, Germany (the "Purchaser").

RECITALS:

A. The Vendor (through the Insulation Business Undertakings) is engaged in the manufacture and marketing of elastomeric and polyethylene flexible technical insulation products and polyurethane technical insulation products for use in mechanical systems in residential, commercial and industrial buildings, heating and air conditioning, plumbing and refrigeration and others applications (as carried on by the Insulation Business Undertakings as at the date hereof, but subject to the exclusions in clause 3.3, the "Insulation Business").

B. The Vendor has agreed to sell (or procure the sale of) its (and the members of its Group's) interests in the Insulation Business to the Purchaser (or members of its Group) in accordance with the terms of this Agreement.

IT IS AGREED as follows:

1.   INTERPRETATION

1.1 In this Agreement and in the Schedules the following definitions (and the words and expressions defined in the Recitals and in Schedule 1) are used:

     "Accounting Policies" means the bases, practices and policies set out or referred to in Schedule 8 (in each case applied on bases consistent with the application of those bases, practices and policies in the Accounts and the Group Accounts);

     "Accounts" means, in relation to each Company and AIP Germany, the balance sheet of that company as at the Accounts Date, together with a profit and loss account of that company for the 12 month period to the Accounts Date, where appropriate prepared on a consolidated basis, in the form annexed hereto (and initialled for identification by or on behalf of each of the Parties);

     "Accounts Date" means 31 December 1999;

     "AIP Germany" means Armstrong Insulation Products GmbH, a company which merged with Armstrong Germany on or about 4 April 2000, but was previously incorporated in Germany with registered number HRB 4814 and whose registered office was at Robert Bosch Strasse 10, 48153 Muenster, Germany;

     "Aon Insurance Recommendations" means the insurance recommendations made by Aon Risk Services to the Purchaser in relation to the insurance policies to be put in place by or on behalf of the Purchaser and its Group with effect from Completion;

     "Arcadis Environmental Report" means the final environmental due diligence report dated on or prior to the date hereof prepared by Arcadis for the Purchaser in relation to the Insulation Business Undertakings;

     "Armstrong Architectural Products Spain" means Armstrong Architectural Products SL, a company incorporated in Spain and registered at Barcelona Mercantile Register in Tomo 28.527, Folio 117, Hoja B-139009 and whose principal place of business and registered fiscal and social address is at carretera de Viladamat a Palafrugell, Km. 32, Begur, Girona, Spain;

     "Armstrong Benelux" means AIPB SPRL, a company incorporated in Belgium with registered number Formule IIB Bruxelles Number 576384 and whose registered office is at Avenue du Bourget 40, 1130 Brussels, Belgium;

     "Armstrong Building Products Germany" means Armstrong Building Products GmbH a company incorporated in Germany with registered number HRB4597 and whose registered office is at Robert Bosch Strasse 10, 48153 Muenster, Germany;

     "Armstrong China Shares" means the equity interests in Armstrong China referred to in part 1 of Schedule 1;

     "Armstrong Management" means George Lorch, Follin Smith, Deborah Owen, Frank Riddick, Robert Sills, Joel Wittenberg (VP, Treasurer), David Frank (Director of Taxes), Christopher Stump, William Rodruan (Controller), David Bendit (Benefits Manager), Douglas Boles (Executive VP, HR), Robert Richards (VP, Information Systems), Douglas Winters (Intellectual Property Counsel), Douglas Brossman (Environmental Counsel) and Mark Willis Jones (Deputy General Counsel International);

     "Armstrong Name" means any trade name or business name or mark comprising or including the word "Armstrong";

     "Armstrong Name Licence" means a licence of the "Armstrong" name and trademarks in the agreed terms;

     "Armstrong Poland Shares" means the entire issued share capital of Armstrong Poland referred to in part 1 of Schedule 1;

     "Armstrong UK Unlimited" means Armstrong Insulation Products (UK), a company incorporated in England and Wales with registered number 3114931 and whose registered office is at Armstrong House, 38 Market Square, Uxbridge, Middlesex UB8 1NG;

     "Asbestos Claim" means (a) any action against an Insulation Business Undertaking by a regulatory authority or (b) a claim by a third party (including any employee of the Vendor's Group or of any Insulation Business Undertaking) directly or indirectly as a result of any activities of:

          (A) any member of the Vendor's Group or any Insulation Business Undertaking; or

          (B) any other person who, as at Completion is a predecessor in title or affiliate of a person referred to in paragraph (A) above; involving, using, maintaining or cleaning asbestos, asbestos fibres or asbestos containing materials (whether in buildings or otherwise) prior to Completion;

     "Ashurst Morris Crisp Legal Reports" means the final legal due diligence reports dated on or prior to the date hereof prepared by the Purchaser's Solicitors for the Purchaser in relation to the Insulation Business Undertakings;

     "Assets" means the assets referred to in part 3 of Schedule 1 and all other Business Intellectual Property;

     "Assignments" means the patent, trade mark and general intellectual property assignments by the Vendor (or member(s) of its Group), in the agreed terms;

     "Business Day" means a day (not being a Saturday or Sunday) on which banks are open for general banking business in the City of London, New York, Madrid and Frankfurt am Main;

     "Business Intellectual Property" means the Intellectual Property Rights which are owned by or licensed to the Vendor or a member of the Vendor's Group and used in the Insulation Business (other than any rights in the Armstrong Name), together with the goodwill relating thereto;

     "Capital Expenditure Budget" means the combined budget for capital expenditure by the Insulation Business Undertakings during the course of the year from the Accounts Date to 31 December 2000, in the form annexed hereto (and initialled for identification by or on behalf of each of the Parties);

     "Cash" means the aggregate cash and cash equivalents, as determined in accordance with the Accounting Policies, of the Insulation Business Undertakings as at the close of business on the date of Completion, as stated in the Statement;

     "Chinese Condition Subsequent" means the issuance, to the reasonable satisfaction of both the Purchaser and the Vendor, of:

          (A) an Approval Reply by the Panyu Committee of Foreign Trade and Economic Co-operation approving the sale and purchase of the Armstrong China Shares; and

          (B) the amended Foreign Investment Enterprise Certificate of Approval and the amended Enterprise Legal Person Business Licence required to complete the sale and purchase of the Armstrong China Shares;

     "Companies" means all of the undertakings referred to in part 1 of Schedule 1;

     "Companies Act" means the Companies Act 1985;

     "Company" means any undertaking referred to in part 1 of Schedule 1;

     "Company Intellectual Property" means the Intellectual Property Rights which are owned by or licensed to the Insulation Business Undertakings (other than any rights in the Armstrong Name and any Business Intellectual Property), together with the goodwill relating thereto;

     "Completion" means completion of the matters set out in sub-clauses 5.2 and
     5.3 and Schedule 5 (save, but only where required by sub-clause 5.4 or 5.5, in relation to Armstrong China and Armstrong Poland);

     "Completion Account Documents" means the Completion Account Documents as defined in sub-clause 6.2;

     "Completion Accounts" means, in relation to each Insulation Business Undertaking (including Armstrong China and Armstrong Poland), a balance sheet of that Insulation Business Undertaking as at Completion together with a profit and loss account of that Insulation Business Undertaking for the period from the Accounts Date to Completion, where appropriate prepared on a consolidated basis, in each case expressed in but otherwise prepared in accordance with clause 6 and Schedules 7 and 11 and using the Accounting Policies;

     "Completion Group Net Assets" means the combined net assets of the Insulation Business Undertakings (including Armstrong China and Armstrong Poland) as at Completion, as stated in the Statement;

     "Completion Longstop Date" means the date 4 months after the date hereof;

     "Conditions Precedent" means the conditions set out in sub-clause 2.1;

     "Confidential Information" means, in relation to each Party, all information relating to the business, financial or other affairs of any member of its Group (including future plans and targets) which is not in the public domain, from time to time;

     "Debt" means the aggregate debts (as determined in accordance with the Accounting Policies), including the line item "Short term debt" (as set out in line 15 of Schedule 11) and including amounts owed by an Insulation Business Undertaking to a member of the Vendor's Group, including the line item "Due to affiliated companies non-current portion (as set out in line 20 of Schedule 11) other than amounts arising from the sale and purchase of goods or services in the ordinary course of business, being the line item "Intercompany payables" (as set out in line 14 of Schedule 11), of the Insulation Business Undertakings as at the close of business on the date of Completion, as stated in the Statement;

     "Disclosed Scheme" means the Vendor's Scheme, the US Disclosed Schemes, the Spanish Scheme and the German Schemes each as defined in part 1 of Schedule 1;

     "Disclosure Letter" means the letter delivered to the Purchaser by the Vendor immediately prior to the execution of this Agreement by the Parties;

     "Employees" means those persons employed by or wholly or mainly in an Insulation Business Undertaking at Completion;

     "Encumbrance" means any mortgage, charge (fixed or floating), pledge, lien, hypothecation, trust, right of set off or other third party right or interest (legal or equitable) including any right of pre-emption, assignment by way of security, reservation of title or any other security interest of any kind however created or arising or any other agreement or arrangement (including a sale and repurchase arrangement) having similar effect;

     "Environment" means any and all living organisms (including, for the avoidance of doubt, man), ecosystems, property and the media of air (including air in buildings, natural or man-made structures, below or above ground), water (including water drains and sewers) and land (including under any water);

     "Environmental Consents" means, in relation to each Insulation Business Undertaking, any consent, approval, permit, licence, authorisation, exemption, registration, permission and any related agreement required by that Insulation Business Undertaking at or prior to Completion under any Environmental Law in relation to:

          (A)  the Properties;

          (B) the use of the Properties by that Insulation Business Undertaking; or

          (C)  the activities of that Insulation Business Undertaking;

     "Environmental Law" means, in relation to the Properties and each Insulation Business Undertaking, all international, EU, national, federal, state or local statutes, bylaws, orders, regulations or other law or subordinate legislation or common law, orders or ordinances which, in each case, have as a purpose or effect the protection of harm to the Environment or the protection of human health and safety in any jurisdiction in which that Insulation Business Undertaking had been or was then operating and which are in force or existence prior to or at Completion (or in draft form at Completion, where the details of any such draft are generally known and are reasonably likely to come into effect within 2 years of the date hereof);

     "Environmental Warranties" means the warranties set out in paragraph 13 of part 1 of Schedule 2;

     "Estimate" means the estimate defined in sub-clause 4.8;

     "EURIBOR" means the rate for deposits in Euros of 5,000,000 which appears on the relevant display page of the Dow Jones Telerate Service or, failing that, the rate quoted by Morgan Stanley Senior Funding Inc at or about 11am (London time) on the last Business Day prior to Completion;

     "Excluded Long Term Liabilities" means, from time to time, the net accrued amount (if any) by which:

          (A) (save in relation to the Disclosed Schemes provided for in paragraphs 2.4.2, 3 and 4 of Schedule 3) any liabilities (or increase in liabilities) of an Insulation Business Undertaking arising as a consequence of changes or additions to post retirement and post employment liabilities (as described in accordance with the Accounting Policies) between the Accounts Date and Completion (and which have been disregarded in calculating the Completion Group Net Assets) require a payment after Completion; exceed

          (B) (save in relation to any Disclosed Scheme provided for in paragraphs 2.4.2, 3 and 4 of Schedule 3) any assets (or reduction in liabilities) of an Insulation Business Undertaking arising as a consequence of changes or additions to post retirement and post employment liabilities (as determined in accordance with the Accounting Policies) between the Accounts Date and Completion (and which have been disregarded in calculating the Completion Group Net Assets);

     "Expert" means the London Office of Arthur Andersen or, failing them, the London Office of PriceWaterhouseCoopers;

     "Facility Agreement" means the facility agreement between, inter alia, Morgan Stanley Senior Funding Inc and the Purchaser in the form annexed hereto (and initialled for identification by or on behalf of each of the Parties);

     "Final Longstop Date" means the date 4 months after Completion;

     "General Warranties" means the warranties set out in part 1 of Schedule 2;

     "Group" means:

          (A)  in relation to the Vendor, the Vendor's Group; and

          (B)  in relation to the Purchaser, the Purchaser's Group;

     "Group Accounts" means the audited combined balance sheet of the Insulation Business Undertakings and AIP Germany as at the Accounts Date, together with the audited combined profit and loss account and audited combined cash flow statement of the Insulation Business Undertakings and AIP Germany for the 12 month period to the Accounts Date in the form annexed hereto (and initialled for identification by or on behalf of each of the Parties);

     "Group Completion Accounts" means a combined balance sheet of the Insulation Business Undertakings (including Armstrong China and Armstrong Poland) as at Completion, together with a profit and loss account of those Insulation Business Undertakings for the period from the Accounts Date to Completion, in each case expressed in but otherwise prepared from the Completion Accounts in accordance with clause 6 and Schedules 7 and 11 and using the Accounting Policies;

     "Hazardous Substance" means any natural or artificial substance (whether solid, liquid, gas, noise, ion, vapour, electromagnetic or radiation, and whether alone or in combination with any other substance) which is capable of causing significant harm to or of having a significant deleterious effect on the Environment;

     "Insulation Business Undertakings" means the Companies (but, for the avoidance of doubt, excluding Armstrong Russia);

     "Intellectual Property Rights" means all patents, registered designs, design rights, database rights, copyrights and trade marks, business or domain names (whether registered or not) and rights in inventions, know-how, trade secrets and other confidential information and the goodwill therein and applications for any of the same and any rights or forms of protection of a similar nature and having equivalent or similar effect to any of them which may subsist anywhere in the world;

     "Inter Creditor Deed" means the inter creditor deed between, inter alia, Morgan Stanley Senior Funding Inc, the Purchaser and the Vendor in the form annexed hereto (and initialled for identification by or on behalf of each of the Parties);

     "Interest Rate" means EURIBOR plus 1% per annum;

     "Investment Agreement" means the framework agreement dated on or about the date hereof between, inter alia the initial shareholders of the Purchaser and all relevant members of the Senior Management;

     "Loan Note Instruments" means the Series A Loan Note Instrument and the Series B Loan Note Instrument;

     "Loan Notes" means the Series A Loan Notes and the Series B Loan Notes;

     "Management Accounts" means, in relation to each Company and AIP Germany, the management accounts for that company for the period from the Accounts Date to the end of March 2000 in the form annexed hereto (and initialled for identification by or on behalf of each of the Parties);

     "Material Adverse Effect" means a Material Adverse Affect for the purposes of, and as defined in, the Facility Agreement;

     "Management Disclosure Letter" means the letter dated on or about the date hereof from all relevant members of the Senior Management to the initial shareholders of the Purchaser pursuant to the Investment Agreement;

     "Normalised Group Working Capital" means 42,600,000;

     "Parties" means the Purchaser and the Vendor (and, where appropriate and subject to sub-clause 15.1, the assignees (if any) of each of them);

     "Polish Condition Subsequent" means the making or submission of all statutory and other official notices and filings that are required to be made by or on behalf of either Party or Armstrong Poland with, and the issue or grant of all permits, consents and statements from or by, all of the Polish Ministry of Interior Affairs and Administration, the Polish Ministry of the State Treasury and the Polish Office for the Protection of Competition and Consumers' Rights in order to enable, approve and authorise the completion of the sale and purchase of the Armstrong Poland Shares in accordance with the terms of this Agreement (and where necessary stamped and approved) to the reasonable satisfaction of both the Purchaser and the Vendor;

     "Previous Accounts" means, in relation to each Company and AIP Germany, the balance sheets and profit and loss accounts and, where appropriate, cash flow statements of that company (if any) for the 12 months (or any part thereof) immediately prior to the period covered by the Accounts, where appropriate prepared on a consolidated basis, in the form annexed hereto (and initialled for identification by or on behalf of each of the Parties);

     "Properties" means the properties referred to in Schedule 4;

     "Purchase Price" means [_]303,420,000;

     "Purchaser's Accountants" means, from time to time, such firm of accountants (other than the Expert) as shall be nominated by the Purchaser for the purposes of this Agreement;

     "Purchaser's Group" means the Purchaser and, from time to time, each of its subsidiary undertakings (including, from Completion, each Insulation Business Undertaking);

     "Purchaser's Solicitors" means Ashurst Morris Crisp of Broadwalk House, 5 Appold Street, London EC2A 2HA;

     "Release" means, in relation to any Hazardous Substance, any intentional, negligent or accidental spilling, leaking, pumping, pouring, emitting, emptying, exposure, discharging, injecting, leaching, dumping or disposing of that Hazardous Substance including the abandonment or discharging of containers and receptacles containing any Hazardous Substances;

     "Relevant Claim" means a claim against the Vendor under or for breach of the Warranties or the Repeated Warranties (in each case other than in relation to the Warranties at paragraphs 7.3, 7.6 and 14 of Part 1 of
     Schedule 2) or (save where expressly stated otherwise) the provisions of clause 7 or the Specific Indemnities;

     "Reorganisation" means the pre-Completion reorganisation and restructuring of the Insulation Business, the Insulation Business Undertakings and the Vendor's Group, comprising:

          (A) the transfer or sale (or proposed transfer or sale) of Armstrong Architectural Products Spain, Armstrong Building Products Germany and Armstrong Benelux to a member of the Vendor's Group;

          (B) the sale of Armstrong Textile Products GmbH to DAY German Holdings GmbH;

          (C) the incorporation of, and commencement of business of (including the transfer of Employees and Properties to), Armstrong Europa, Armstrong Australia, Armstrong USA, Armstrong HK and Armstrong UK;

          (D)  the merger of Armstrong Germany with AIP Germany;

          (E) the transfer or sale (or proposed transfer or sale) of the Properties at Dallas, Georgia and Mebane, North Carolina to Armstrong USA;

          (F)  the matters referred to in Schedule 6; and

     any other act, matter or thing done, occurring or carried out by an Insulation Business Undertaking or a member of the Vendor's Group prior to Completion where one of the principal purposes of any such act, matter or thing was to transfer assets or liabilities from or to an Insulation Business Undertaking in order to or otherwise to enable or facilitate any of the transactions anticipated by this Agreement to be implemented;

     "Repeated Warranties" means the Warranties (other than the Warranty set out in paragraph 6.2.2 of part 1 of Schedule 2 ), provided that:

          (A) each such Repeated Warranty shall be deemed to include an additional statement that each aspect of that Repeated Warranty is limited by reference to the actual knowledge as at Completion of the Armstrong Management (having made reasonable enquiries of the Senior Management in relation to those Repeated Warranties); and

          (B) any reference in Schedule 2 to the date hereof shall be deemed to be a reference to the date of Completion;

     "Resignation Letter" means a resignation letter in the agreed terms;

     "Senior Management" means Ulrich Weimer, Hans Bolliger, Ulrich Lehmann, Stuart Abbott, Jim Mars, Stuart Wheatley, Karl Paetz-Lauter and Wolfgang Gries;

     "Series A Loan Note Instrument" means the series A loan note instrument in the agreed terms;

     "Series A Loan Notes" means the series A loan notes constituted by the Series A Loan Note Instrument;

     "Series B Loan Note Instrument" means the series B loan note instrument in the agreed terms;

     "Series B Loan Notes" means the series B loan notes constituted by the Series B Loan Note Instrument;

     "Services Agreements" means the agreements in the agreed terms in relation to the provision of certain services by the Vendor or members of its Group to the Purchaser or members of its Group (and vice versa) from Completion;

     "Shares" means, in respect of each Company, the entire issued share capital or equity interests or partnership interests (as the case may be) of that Company, as referred to in part 1 of Schedule 1;

     "Specific Indemnities" means the indemnities set out in sub-clauses 8.10, 9.2, 9.4, 9.6, 9.7, and paragraph 6 of part 1 of Schedule 3;

     "Statement" means the statement defined in sub-clause 6.2.2;

     "Stock Exchange" means each recognised investment exchange for the purposes of the Financial Services Act 1986 and any similar exchange or trading facility in any jurisdiction outside the United Kingdom (including, without limitation, the New York Stock Exchange);

     "Subsidiary" means the undertaking referred to in part 2 of Schedule 1;

     "Substantial Customer" means a customer accounting for more than five per cent. of the Insulation Business Undertakings' sales in the financial year ended on the Accounts Date;

     "Substantial Supplier" means a supplier accounting for more than five per cent. of the Insulation Business Undertakings' purchases in the financial year ended on the Accounts Date;

     "Target Group Net Assets" means [_]114,253,300, as the same may be increased or decreased, as the case may be, in accordance with paragraph
     1.2 of Schedule 7;

     "Taxation" or "Tax" means taxation or tax as defined in the Tax Deed;

     "Tax Deed" means the tax deed in the agreed terms;

     "Tax Warranties" means the warranties set out in part 2 of Schedule 2;

     "VAT" means value added tax in the United Kingdom and any equivalent sales Tax elsewhere in the world;

     "Vendor's Group" means the Vendor and, from time to time, each of its subsidiary undertakings (but excluding the Insulation Business Undertakings);

     "Vendor's Accountants" means, from time to time, such firm of accountants (other than the Expert) as shall be nominated by the Vendor for the purposes of this Agreement;

     "Warranties" means the General Warranties and the Tax Warranties;

     "Waste" means waste, including anything which is discarded or which the holder intends or is required to discard and anything which is abandoned, irrespective of whether it is capable of being recovered or recycled; and

     "Working Capital" means accounts receivable and inventories less accounts payable, in each case determined in accordance with the Accounting Policies (and as represented by the corresponding line items in Schedule 11) (but, for the avoidance of doubt, excluding all Cash and Debt).

1.2  In this Agreement, save where the context otherwise requires:

    1.2.1 a reference to a statute or statutory provision shall include a reference to that statute or provision as it may be amended or re-enacted by any statute or statutory provision as at the date hereof;

    1.2.2 words in the singular shall include the plural (and vice versa);

    1.2.3 the masculine gender shall include the feminine and neutral (and vice versa);

    1.2.4 a reference to a person shall include a reference to an individual, an undertaking and a public authority and to any such person's nominees, representatives, trustees, executors and administrators (in each case, whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

    1.2.5 a reference to a clause, sub-clause or Schedule (other than to a schedule to a statutory provision) shall be a reference to a clause, sub-clause or Schedule (as the case may be) of or to this Agreement;

    1.2.6 if a period of time is specified and dates from a given day or the day of an act or event, it shall be calculated exclusive of that day;

    1.2.7 a reference to any English legal term (including any statute, statutory instrument, resolution, by-law or other requirement) for any action, remedy, method or judicial proceeding, legal or constitutional document, legal status, procedure, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the relevant English legal term;

    1.2.8 a reference to writing shall include any modes of reproducing words in a legible and non-transitory form (excluding electronic mail);

    1.2.9 a reference to a balance sheet or profit and loss account shall include a reference to any note forming part of it;

   1.2.10 a reference to a document "in the agreed terms" shall be to a document agreed between (and initialled for identification by or on behalf of) each of the Parties;

   1.2.11 the index to and headings in this Agreement are for convenience only and shall not affect the interpretation of any provision of this Agreement;

   1.2.12 a reference to "includes" or "including" shall mean "including without limitation";

   1.2.13 the Schedules form part of the operative provisions of this Agreement and any reference to this Agreement shall, unless the context otherwise requires, include a reference to the Schedules; and

   1.2.14 any reference to "or" (but not "and") shall, save where the context does not allow, mean "and/or".

1.3 In this Agreement, save as otherwise provided:

   1.3.1 words and expressions defined in the Accounting Policies shall bear the same meaning as in those policies; and

   1.3.2 (save as otherwise provided in and defined in the Accounting Policies) words and expressions defined in the Companies Act shall bear the same meaning as in that act.

2.   CONDITIONS

2.1 The provisions of this Agreement, other than this clause, clause 7 (Pre Completion Undertakings), clause 13 (Confidential Information), clause 14 (Announcements), clause 15 (Miscellaneous), clause 18 (Costs), clause 19 (Notices) and clause 20 (Governing Law, Jurisdiction and Service of Process) are subject to each of the following Conditions Precedent:

     2.1.1 the receipt by the Purchaser (or its shareholders) of cartel clearance from the German Federal Cartel Office (Bundeskartellamt), or the satisfaction of the statutory conditions for deemed cartel clearance in each case, of the acquisition of, or subscription for shares in, the Purchaser by its shareholders and, if required, of the consummation and completion of this Agreement (and the acquisitions contemplated hereby) by the Purchaser;

     2.1.2 the receipt by the Purchaser (or its shareholders) of a declaration of no objection (verklaring van geen bezwaar) from the Dutch Central Bank (De Nederlandsche Bank N.V.) as referred to in section 23 paragraph 1 sub b. of the Dutch Act on the Supervision of the Credit System 1992 (Wet Toezicht Kredietwezen) to the acquisition of, or subscription for shares in, the Purchaser by its shareholders or of the consummation and completion of this Agreement (and the acquisitions contemplated hereby) by the Purchaser;

     2.1.3 the Purchaser not being prevented, in accordance with the terms of the Facility Agreement, from drawing down funds thereunder (whether by reason of an Event of Default or Potential Event of Default (each as defined in the Facility Agreement), a Material Adverse Effect, a breach of the warranties in the Facility Agreement or otherwise); and

     2.1.4 (as at Completion) there being no fact, matter, thing or information actually known by either of the Parties (the nature, quality and extent of which was not actually known by both of them at the date hereof) that indicates that either the Chinese Condition Subsequent or the Polish Condition Subsequent is unlikely to be satisfied by the Final Longstop Date;

     and if those Conditions Precedent have not been satisfied (or waived in accordance with sub-clause 2.4) by the Completion Longstop Date the provisions of this Agreement (other than clause 13 (Confidential Information), clause 14 (Announcements), clause 15 (Miscellaneous), clause 18 (Costs), clause 19 (Notices) and clause 20 (Governing Law, Jurisdiction and Service of Process)) shall from such date have no effect.

2.2 Each Party shall use all reasonable endeavours to procure that the Conditions Precedent in sub-clauses 2.1.1, 2.1.2 and 2.1.3 are satisfied by no later than the

     Completion Longstop Date (and, for the avoidance of doubt, no Party shall be entitled to withdraw from this Agreement before the Completion Longstop Date unless, prior thereto, any of the Conditions Precedent becomes incapable of being satisfied or waived) and, from time to time, each Party shall keep the other Party informed of any material details known to it relating to the progress towards satisfaction of those Conditions Precedent.

2.3 In the event that any of the Conditions Precedent shall not have been satisfied (or waived in accordance with sub-clause 2.4) by the Completion Longstop Date neither Party shall have any liability under the provisions of this Agreement other than in respect of:

     2.3.1 any breach prior to the Completion Longstop Date of sub-clause 2.2;
           or

     2.3.2 any breach of clause 13 (Confidential Information) or clause 14 (Announcements).

2.4 The Purchaser may waive, without prejudice to its rights hereunder, in whole or in part, the Conditions Precedent in sub-clauses 2.1.2 and 2.1.3; the Vendor and the Purchaser may together waive, without prejudice to their respective rights hereunder, in whole or in part, the Conditions Precedent in sub-clauses 2.1.1 and 2.1.4.

3.   SALE AND PURCHASE

3.1 The Vendor shall sell (or procure that the relevant member of its Group which is the owner of the Shares or Assets as shown in Schedule 1 shall sell, in any such case) as legal and beneficial owner and with full title guarantee, and the Purchaser shall purchase (or procure that a member of its Group shall purchase), the Shares and Assets.

3.2 The Shares and Assets shall be sold by the Vendor (or a member of its Group) free from any Encumbrance (and together with all rights attached to them as at Completion).

3.3 Notwithstanding any provision of this Agreement (but without prejudice to clause 9), the Vendor (or a member of its Group) shall retain the following undertakings:

     3.3.1 Armstrong Architectural Products Spain;

     3.3.2 Armstrong Benelux;

     3.3.3 Armstrong Building Products Germany; and

     3.3.4 Armstrong UK Unlimited.

3.4 Without prejudice to sub-clause 3.2, the Vendor waives (or agrees to procure the waiver of) any rights or restrictions conferred upon it (or any other member of its Group) which may exist in relation to the Shares or Assets under the articles of association of any of the Companies or the Subsidiary or otherwise.

3.5 Neither Party shall be obliged to complete (or procure the completion by any member of its Group of) the sale and purchase of any of the Shares or Assets unless each Party is in a position (and agrees) to complete the sale and purchase of all of the Shares and all of the Assets simultaneously (other than the Armstrong China Shares and the Armstrong Poland Shares), but completion of the sale and purchase of some of the Shares or Assets shall not affect the rights of the Parties with respect to the sale and purchase of any other Shares or, as the case may be, Assets.

4.   CONSIDERATION

4.1 The total consideration for the sale of the Shares and Assets by the Vendor (or a member of its Group) to the Purchaser (or a member of its Group) shall be the Purchase Price less an amount equal to the Debt, but plus an amount equal to the Cash, as the same may be adjusted in accordance with this clause 4 and such consideration shall be apportioned between the Shares and Assets (and attributable to the Subsidiary) in accordance with sub-clause 4.7.

4.2 The Purchase Price (as the same may be adjusted in accordance with this clause 4) shall be satisfied by:

     4.2.1 (subject to sub-clauses 4.8 and 4.9) the payment of 217,704,000 in cash and the payment of US$ 36,898,000 (being deemed to be 40,000,000 at the rate agreed between the Parties to be the US$ / exchange rate on the date hereof) in cash and US$, in each case at Completion;

     4.2.2 the issue of 26,500,000 Series A Loan Notes, credited as fully paid, at Completion;

     4.2.3 the issue of 5,420,000 Series B Loan Notes, credited as fully paid, at Completion;

     4.2.4 (subject to sub-clause 4.11 and sub-clause 4.12) the payment of 8,361,000 in cash at Completion or, if completion of the sale and purchase of the Armstrong China Shares takes place after Completion in accordance with clause 5.4, at the date of such completion;

     4.2.5 (subject to sub-clause 4.13 and sub-clause 4.14) the payment of 5,435,000 in cash at Completion or, if completion of the sale and purchase of the Armstrong Poland Shares takes place after Completion in accordance with clause 5.5, at the date of such completion; and

     4.2.6 the payment in cash of such other amounts by either Party to the other Party as shall be required in accordance with sub-clause 4.4 or sub-clause 4.5.

4.3 The Purchase Price shall be adjusted (and the consideration for the sale of the Shares and Assets by the Vendor (or a member of its Group) to the Purchaser (or a member of its Group) shall be deemed to be increased or reduced, as the case may be) in accordance with the provisions of paragraph 3 of Schedule 7 and paragraph 5 of Schedule 3 and sub-clauses 4.11 to 4.14 (inclusive).

4.4  In the event that the net effect of the adjustments in paragraphs 3.2 and
     3.3 of Schedule 7 in relation to Debt or Cash (other than in relation to Armstrong China or Armstrong Poland) shall require:

     4.4.1 a net increase in the Purchase Price that exceeds any net increase in the Purchase Price provided for at Completion in the Estimate;

     4.4.2 a net increase in the Purchase Price when the Estimate at Completion provided for a net decrease in the Purchase Price;

     4.4.3 a net decrease in the Purchase Price that is less than any net decrease in the Purchase Price provided for at Completion in the Estimate;

     (in this sub-clause 4.4 any such difference being the "Difference") or, as the case may be, in the event that the Completion Group Net Assets shall exceed the Target Group Net Assets (the "Excess"), then an amount equal to that Difference or, as the case may be, the Excess (together with interest thereon calculated at the Interest Rate and on a daily basis in respect of the period from Completion to the date of actual payment) shall, subject to paragraph 3.4 of Schedule 7, be paid by the Purchaser to the Vendor (by electronic transfer for receipt in, free of all costs, deductions and charges, to such account as the Vendor shall nominate for this purpose) within 5 Business Days of the determination of the final form of the Completion Account Documents in accordance with clause 6, save that:

     4.4.4 in the event that the Cash (other than in relation to Armstrong China or Armstrong Poland) shall exceed 100,000 (any such excess being "Excess Cash") the Purchaser shall be entitled to delay payment of an amount equal to such Excess Cash from any payment required under this sub-clause 4.4 until the first anniversary of the determination of the final form of the Completion Account Documents in accordance with clause 6; and

     4.4.5 the Purchaser shall be entitled to delay payment of an amount equal to such Excess from any payment required under this sub-clause 4.4 until the date 45 days after the date of the determination of the final form of the Completion Account Documents in accordance with clause 6 provided that the Purchaser shall use (and shall procure that the relevant members of its Group use) reasonable endeavours to realise such Excess in the Purchaser (or any member of its Group which is not an Insulation Business Undertaking) in cash (and to make payment thereof) to the Vendor as soon as reasonable practical after the determination of the final form of the Completion Account Documents (and in any event within such 3 month period); and

     provided that any such amount under sub-clause 4.4.4 or sub-clause 4.4.5 shall continue to accrue interest in accordance with this sub-clause 4.4 until the date of actual payment).

4.5  In the event that the net effect of the adjustments in paragraphs 3.2 and
     3.3 of Schedule 7 in relation to Debt or Cash (other than in relation to Armstrong China or Armstrong Poland) shall require either:

     4.5.1 a net decrease in the Purchase Price that exceeds any net decrease in the Purchase Price provided for at Completion in the Estimate;

     4.5.2 a net decrease in the Purchase Price when the Estimate at Completion provided for a net increase in the Purchase Price; or

     4.5.3 a net increase in the Purchase Price that is less than any net increase in the Purchase Price provided for at Completion in the Estimate;

     (in this sub-clause 4.5 any such difference being the "Difference"), or, as the case may be, in the event that the Completion Group Net Assets shall be less than the Target Group Net Assets (the "Shortfall"), then an amount equal to that Difference or, as the case may be, the Shortfall, together with any amount payable by the Vendor to the Purchaser pursuant to paragraph 5 of Schedule 3 (in each case, together with interest thereon calculated at the Interest Rate and on a daily basis in respect of the period from Completion to the date of actual payment) shall be paid by the Vendor to the Purchaser (by electronic transfer for receipt in, free of all costs, deductions and charges, to such account as the Purchaser shall nominate for this purpose) within 5 Business Days of the determination of the final form of the Completion Account Documents in accordance with clause 6.

4.6  Without prejudice to sub-clauses 4.3 to 4.5 (inclusive) and sub-clauses
     4.11 to 4.14 (inclusive), the consideration payable for the sale of the Shares and Assets by the Vendor (or a member of its Group) to the Purchaser (or a member of its Group) shall, so far as lawful, be deemed to be reduced by an amount equal to the aggregate amount (if any) paid by the Vendor to the Purchaser as a consequence of any Relevant Claim or any claim under the Tax Deed (and any such reduction in consideration shall either be attributed to those Shares and Assets to which any such Relevant Claim or claim under the Tax Deed relates or as the Parties may otherwise agree).

4.7 The Purchase Price shall be apportioned between the Shares and Assets (and attributable to the Subsidiary) in accordance with the valuations set out in Schedule 1, save that in the event of any adjustment of the Purchase Price in accordance with sub-clause 4.4, sub-clause 4.5 and sub-clauses
     4.11 to 4.14 (inclusive) the Parties shall agree such consequential adjustments as shall be required to those valuations as are consistent therewith (or, failing any such agreement, either Party shall be entitled to refer the matter to be resolved by the Expert, in which event the provisions of sub-clauses 6.7 and 6.8 shall apply).

4.8 Not later than 5 Business Days prior to the date fixed for Completion, the Vendor shall notify the Purchaser in writing of its estimate (acting reasonably, together with such evidence as it may have in support of its calculation) of the Debt and of the Cash, other than to the extent that they relate to Armstrong China or Armstrong Poland, (the "Estimate").

4.9 The payment to be made by the Purchaser to the Vendor at Completion pursuant to sub-clause 4.2.1 shall be:-

     4.9.1 reduced by an amount equal to the estimate of the Debt, other than to the extent that they relate to Armstrong China or Armstrong Poland, set out in the Estimate; and

     4.9.2 increased by an amount, not exceeding 100,000, equal to the estimate of Cash, other than to the extent that they relate to Armstrong China or Armstrong Poland, set out in the Estimate.

4.10 The relevant portion of the Purchase Price allocated to Armstrong USA, Armstrong UK, Armstrong Australia, Armstrong Hong Kong, Armstrong Germany, Armstrong Europa and any other entities that are disregarded as separate from their owner for US Federal income tax purposes (together the "Disregarded Entities") and to those of the Assets situated in the United States of America, as determined in accordance with sub-clause 4.7, shall be allocated to Armstrong USA, the Disregarded Entities and those Assets in accordance with Section 1060 of the US Internal Revenue Code, provided that if the Vendor and Purchaser are unable to agree to a final allocation pursuant to this sub-clause 4.10 on or prior to Completion (or such later date as the Parties may agree), such final allocation shall be prepared by the Purchaser based on an appraisal conducted by an independent appraiser chosen by the Purchaser. Each of the Parties shall report the federal, state and local and other tax consequences of the purchase and sale of Armstrong USA, the Disregarded Entities and those Assets (including the filing of Internal Revenue Service Form 8594) in a manner consistent with sub-clause 4.7 and this sub-clause 4.10. Each of the Parties shall not take (and shall procure that no members of its Group takes) a position (except as required pursuant to any order) on any tax return, before any governmental agency charged with the collection of any tax, or in any judicial proceeding, that is in any way inconsistent with the allocations determined in accordance with sub-clause 4.7 and this sub-clause 4.10.

4.11 In the event that the completion of the sale and purchase of the Armstrong China Shares shall take place prior to the determination of the final form of the Completion Account Documents in accordance with clause 6, not later than 5 Business Days prior to completion of the sale and purchase of the Armstrong China Shares the Vendor shall notify the Purchaser in writing of its estimate (acting reasonably, together with such evidence as it may have in support of its calculation) of the Debt and of the Cash in so far as they relate to Armstrong China (the "China Estimate") and the principal amount of the payment to be made by the Purchaser to the Vendor at completion of the sale and purchase of the Armstrong China Shares in accordance with sub-clause 5.6 shall be:

     4.11.1 reduced by an amount equal to the estimate of the Debt (in so far as it relates to Armstrong China) set out in the China Estimate; and

     4.11.2 increased by an amount equal to the estimate of Cash (in so far as it relates to Armstrong China) set out in the China Estimate.

     Thereafter, following the determination of the final form of the Completion Account Documents in accordance with clause 6, the consideration for the Armstrong China Shares shall be:

     4.11.3 reduced by an amount (if any) by which the actual Debt (in so far as it relates to Armstrong China) as stated in the Statement shall exceed the amount of such Debt set out in the China Estimate or by which the actual Cash (in so far as it relates to Armstrong China) as stated in the Statement shall be less than the amount of such Cash set out in the China Estimate; and

     4.11.4 increased by an amount (if any) by which the actual Debt (in so far as it relates to Armstrong China) as stated in the Statement shall be less than the amount of such Debt set out in the China Estimate or by which the actual Cash (in so far as it relates to Armstrong China) as stated in the Statement shall exceed the amount of such Cash set out in the China Estimate;

     by the payment within 5 Business Days of the determination of the final form of the Completion Account Documents in accordance with clause 6 (in the event that the aggregate decrease (if any) under sub-clause 4.11.3 shall be greater than the aggregate increase (if any) under sub-clause 4.11.4) by the Vendor or (in the event that the aggregate decrease (if any) under sub-clause 4.11.3 shall be less than the aggregate increase (if any) under sub-clause 4.11.4) by the Purchaser of an amount in cash and equal to the difference between the aggregate decrease (if any) under sub-clause
     4.11.3 and the aggregate increase (if any) under sub-clause 4.11.4 (in either case, together with interest thereon calculated at the Interest Rate and on a daily basis in respect of the period from Completion to the date of actual payment).

4.12 In the event that the completion of the sale and purchase of the Armstrong China Shares shall take place after the determination of the final form of the Completion Account Documents in accordance with clause 6, the principal amount of the payment to be made by the Purchaser to the Vendor at completion of the sale and purchase of the Armstrong China Shares in accordance with sub-clause 5.6 shall be:

     4.12.1 reduced by an amount equal to the actual Debt (in so far as it relates to Armstrong China) as stated in the Statement; and

     4.12.2 increased by an amount equal to the actual Cash (in so far as it relates to Armstrong China) as stated in the Statement.

4.13 In the event that the completion of the sale and purchase of the Armstrong Poland Shares shall take place prior to the determination of the final form of the Completion Account Documents in accordance with clause 6, not later than 5 Business Days prior to completion of the sale and purchase of the Armstrong Poland Shares the Vendor shall notify the Purchaser in writing of its estimate (acting reasonably, together with such evidence as it may have in support of its calculation) of the Debt and of the Cash in so far as they relate to Armstrong Poland (the "Poland Estimate") and the principal amount of the payment to be made by the Purchaser to the Vendor at completion of the sale and purchase of the Armstrong Poland Shares in accordance with sub-clause 5.6 shall be:

     4.13.1 reduced by an amount equal to the estimate of the Debt (in so far as it relates to Armstrong Poland) set out in the Poland Estimate; and

     4.13.2 increased, subject to sub-clause 4.15.1, by an amount equal to the estimate of Cash (in so far as it relates to Armstrong Poland) set out in the Poland Estimate.

     Thereafter, following the determination of the final form of the Completion Account Documents in accordance with clause 6, the consideration for the Armstrong Poland Shares shall be:

     4.13.3 reduced by an amount (if any) by which the actual Debt (in so far as it relates to Armstrong Poland) as stated in the Statement shall exceed the amount of such Debt set out in the Poland Estimate or by which the actual Cash (in so far as it relates to Armstrong Poland) as stated in the Statement shall be less than the amount of such Cash set out in the Poland Estimate; and

   4.13.4 increased by an amount (if any) by which the actual Debt (in so far as it relates to Armstrong Poland) as stated in the Statement shall be less than the amount of such Debt set out in the Poland Estimate or by which the actual Cash (in so far as it relates to Armstrong Poland) as stated in the Statement shall exceed the amount of such Cash set out in the Poland Estimate;

     by the payment within 5 Business Days of the determination of the final form of the Completion Account Documents in accordance with clause 6 (in the event that the aggregate decrease (if any) under sub-clause 4.13.1 shall be greater than the aggregate increase (if any) under sub-clause 4.13.2) by the Vendor or (in the event that the aggregate decrease (if any) under sub-clause 4.13.1 shall be less than the aggregate increase (if any) under sub-clause 4.13.2) by the Purchaser, subject to sub-clause 4.15.3, of an amount in cash and equal to the difference between the aggregate decrease (if any) under sub-clause 4.13.1 and the aggregate increase (if any) under sub-clause 4.13.2 (in either case, together with interest thereon calculated at the Interest Rate and on a daily basis in respect of the period from Completion to the date of actual payment).

4.14 In the event that the completion of the sale and purchase of the Armstrong Poland Shares shall take place after the determination of the final form of the Completion Account Documents in accordance with clause 6, the principal amount of the payment to be made by the Purchaser to the Vendor at completion of the sale and purchase of the Armstrong Poland Shares in accordance with sub-clause 5.6 shall be:

     4.14.1 reduced by an amount equal to the actual Debt (in so far as it relates to Armstrong Poland) as stated in the Statement; and

     4.14.2 increased, subject to sub-clauses 4.16.1 and 4.16.2, by an amount equal to the actual Cash (in so far as it relates to Armstrong Poland) as stated in the Statement.

4.15 In the event that the completion of the sale and purchase of the Armstrong Poland Shares shall take place prior to the determination of the final form of the Completion Account Documents in accordance with clause 6, for the purposes of sub-clause 4.13:

     4.15.1 in the event that the estimate of the Cash (in so far as it relates to Armstrong Poland) as stated in the Poland Estimate shall exceed 100,000 less X (where X equals the estimate of the Cash (other than in so far as it relates to Armstrong China or Armstrong Poland) as stated in the Estimate), (any such excess being "Excess Polish Estimated Cash") the Purchaser shall be entitled to ignore any such Excess Polish Estimated Cash for the purposes of the estimate of the Cash in sub-clause 4.13.2;

     4.15.2 in the event that thereafter the actual Cash (in so far as it relates to Armstrong Poland) as stated in the Statement shall exceed 100,000 less Y (where Y equals the actual Cash (other than in so far as it relates to Armstrong China or Armstrong Poland) as stated in the Statement), (any such excess being "Excess

            Polish Cash") the Purchaser shall be entitled to delay payment of an amount equal to such Excess Polish Cash from any payment required in accordance with sub-clause 4.13 following the determination of the final form of the Completion Account Documents in accordance with clause 6 until the first anniversary of the determination of the final form of the Completion Account Documents in accordance with clause 6; and

     4.15.3 in the event that the net effect of all of the adjustments required by sub-clauses 4.13.2, 4.13.3 and 4.13.4 (in so far as they relate to Cash) would otherwise require an increase in the payments to be made by the Purchaser to the Vendor for the sale and purchase of the Armstrong Poland Shares of more than 10,000,000 less Y (where Y is an amount equal to the net effect of the adjustments in paragraphs 3.1.1 and 3.2 of Schedule 7) (such amount being the "Polish Maximum"), the increase shall be limited to the Polish Maximum.

4.16 In the event that the completion of the sale and purchase of the Armstrong Poland Shares shall take place after the determination of the final form of the Completion Account Documents in accordance with clause 6, for the purposes of sub-clause 4.14:

     4.16.1 in the event that the actual Cash (in so far as it relates to Armstrong Poland) as stated in the Statement shall exceed 100,000 less X (where X equals the actual Cash (other than in so far as it relates to Armstrong China or Armstrong Poland) as stated in the Statement), (any such excess being "Excess Polish Cash") the Purchaser shall be entitled to delay payment of an amount equal to such Excess Polish Cash from any payment required in accordance with sub-clause 5.6 until the first anniversary of the determination of the final form of the Completion Account Documents in accordance with clause 6; and

     4.16.2 in the event that the adjustment required by sub-clause 4.14.2 would otherwise require an increase in the payment to be made by the Purchaser to the Vendor at completion of the sale and purchase of the Armstrong Poland Shares in accordance with sub-clause 5.6 of more than 10,000,000 less Y (where Y is an amount equal to the net effect of the adjustments in paragraphs 3.1.1 and 3.2 of
            Schedule 7) (such amount being the "Polish Maximum"), the increase shall be limited to the Polish Maximum.

4.17 For the purposes of sub-clauses 4.15 and 4.16, whenever any amount shall be required to be calculated by the subtraction of one number from another number, if any such equation shall produce a negative amount the relevant figure shall be deemed to be zero.

5.   COMPLETION

5.1 Save in the event of a failure to satisfy, or otherwise a breach of, either of the Conditions Precedent at sub-clauses 2.1.3 and 2.1.4 (which failure or breach is not waived in accordance with sub-clause 2.4), Completion shall take place at the offices of the Purchaser's Solicitors or, in relation to the sale and purchase of Shares in each Company other than Armstrong UK, at such offices as the Parties shall agree on the last Business Day of the calendar month following the later of:

     5.1.1 the date on which the Condition Precedent at sub-clause 2.1.1 is satisfied; and

     5.1.2 the date on which the Condition Precedent at sub-clause 2.1.2 is satisfied;

     (or, if such date shall be less than 5 Business Days after the later of the date referred to in sub-clause 5.1.1 and the date referred to in sub-clause 5.1.2, the last Business Day of the next calendar month), or at such other place or time as the Parties may agree.

5.2  At Completion:

     5.2.1 each of the Parties shall execute the Services Agreements, the Assignments, the Armstrong Name Licence and the Tax Deed;

     5.2.2 (subject to sub-clauses 5.4 to 5.6) the Vendor shall deliver the documents and ensure the performance of the matters set out in
            Schedule 5 in relation to each Insulation Business Undertaking and Asset and shall deliver the documents referred to in sub-clauses
            7.3.4 to 7.3.11 (inclusive);

     5.2.3 (to the extent not already done) the Parties shall each execute (and the Purchaser shall use its reasonable endeavours to procure that Morgan Stanley Senior Funding Inc shall execute) the Inter Creditor Deed;

     5.2.4 the Purchaser and the Vendor shall each provide written confirmation to the other that (so far as it is aware) the Condition Precedent at sub-clause 2.1.4 has been satisfied (or waived);

     5.2.5 the Vendor shall pay or, as the case may be, repay (or procure that the relevant member or members of its Group shall pay or, as the case may be, repay) all amounts owed by the Vendor's Group to any Insulation Business Undertaking as at Completion (including any amounts outstanding as at Completion, comprised in the line items "Due from affiliated companies non-current portion" (as set out in Schedule 11)), other than amounts arising from the sale and purchase of goods or services in the ordinary course of business, being the line item "Intercompany receivables" (as set out in Schedule 11);

     5.2.6 the Vendor shall release (and shall procure that the relevant member or members of its Group shall release) each Insulation Business Undertaking, and their respective officers and employees, from any liability whatsoever (actual or contingent) which may be owing to the Vendor's Group by any Insulation Business Undertaking, except to the extent:

            (A)  comprised within Debt;

            (B) arising from the sale and purchase of goods or services in the ordinary course of business; or

            (C) provided in sub-clause 10.2 in relation to any liability of any director or employee of an Insulation Business Undertaking for fraud or fraudulent or wilful misrepresentation or wilful non-disclosure.

     5.2.7 the Purchaser shall convene a meeting of its board of directors at which those directors shall approve and execute the Loan Note Instruments and allot the

            Loan Notes, enter the name of the Vendor in each register of noteholders referred to in the Loan Note Instruments and issue loan note certificates to the Vendor in respect of the Series A Loan Notes and the Series B Loan Notes referred to in sub-clause 4.2;

     5.2.8 (subject to sub-clauses 4.2.4, 4.2.5 and 4.9) the Purchaser shall pay 217,704,000 and US$ 36,898,000 (by electronic transfer for receipt in and US$ respectively, free of all costs, deductions and charges, to such account(s) as the Vendor shall nominate for this purpose); and

     5.2.9 the Parties shall request Morgan Stanley Senior Funding Inc to confirm the rate for EURIBOR.

5.3 Without prejudice to sub-clause 5.2 (but subject to sub-clauses 5.4 to 5.6), where necessary for the purposes of the matters set out in Schedule 5, at Completion the Vendor shall procure that a meeting shall be held of the officers or members (as necessary) of each Insulation Business Undertaking to perform or approve the matters set out in Schedule 5 in relation to that Insulation Business Undertaking.

5.4 Subject to sub-clause 5.6, in the event that the Chinese Condition Subsequent has not been satisfied by Completion, the sale and purchase of the Armstrong China Shares shall not take place at Completion (but in any such case the matters set out in Schedule 5 under the heading "China (1)" in relation to Armstrong China shall still take place on Completion, whereas completion of the sale and purchase of the Armstrong China Shares (and the matters set out in Schedule 5 under the heading "China (2)" in relation to Armstrong China) shall take place on the 5th Business Day following the satisfaction of the Chinese Condition Subsequent).

5.5 Subject to sub-clause 5.6, in the event that the Polish Condition Subsequent has not been satisfied by Completion, the sale and purchase of the Armstrong Poland Shares shall not take place at Completion and in so far as they relate to Armstrong Poland (or the Armstrong Poland Shares) the matters provided for in sub-clauses 5.2 and 5.3 and Schedule 5 shall not take place at Completion (but in any such case completion of the sale and purchase of the Armstrong Poland Shares, and the matters relating thereto in sub-clauses 5.2 and 5.3 and in Schedule 5 shall take place on the 5th Business Day following the satisfaction of the Polish Condition Subsequent).

5.6 In the event that the sale and purchase of the Armstrong China Shares or the Armstrong Poland Shares shall not take place at Completion the amount of the Purchase Price attributed to the Armstrong China Shares or the Armstrong Poland Shares (as the case may be) in Schedule 1 shall be retained by the Purchaser until the completion of the sale and purchase of the Armstrong China Shares or the Armstrong Poland Shares (as the case may be) by the retention of the relevant amount of [x] from cash otherwise due to be paid at Completion (and specified in sub-clauses 4.2.4 or 4.2.5, as the case may be) provided that in the event of the subsequent completion of the sale and purchase of the Armstrong China Shares or the Armstrong Poland Shares (as the case may be) any cash that has been retained in respect of those shares (as adjusted in accordance with sub-clauses 4.11 to 4.14 (inclusive)) shall be paid to the Vendor (in each case, together with interest thereon calculated at the Interest Rate and on a daily basis in respect of the period from Completion to the date of actual payment).

6.   completion accounts

6.1 The Purchaser and the Vendor shall use all reasonable endeavours to procure that promptly after Completion, each Insulation Business Undertaking shall prepare draft Completion Accounts for that Insulation Business Undertaking, in accordance with the procedures set out in Schedules 7 and 11 and otherwise on the basis of the Accounting Policies, as soon as practical (and in any event within 90 days) after Completion.

6.2 The Purchaser shall procure that draft Group Completion Accounts shall be prepared and shall be delivered to the Vendor and the Vendor's Accountants, together with:

     6.2.1  the draft Completion Accounts referred to in sub-clause 6.1; and

     6.2.2  a statement (the "Statement") setting out:

           (A)  the Completion Group Net Assets;

           (B) the Debt (other than in so far as it relates to Armstrong China or Armstrong Poland), the Debt (in so far as it relates to Armstrong China) and the Debt (in so far as it relates to Armstrong Poland); and

           (C) the Cash (other than in so far as it relates to Armstrong China or Armstrong Poland), the Cash (in so far as it relates to Armstrong China) and the Cash (in so far as it relates to Armstrong Poland);

            in each case, as derived from the Group Completion Accounts

     6.2.3 a completed tax package in the Vendor's customary form (as supplied to the Purchaser by the Vendor on or before the date of this Agreement);

     (together all such draft documents being the "Completion Account Documents") within 14 days after the preparation of the draft Completion Accounts referred to in sub-clause 6.1.

6.3 The Parties shall use all reasonable endeavours to procure that each Party (and the Purchaser's Accountants and the Vendor's Accountants) shall each be given all reasonable assistance (and access to documents, information and working papers) by each person, Insulation Business Undertaking, the Purchaser's Accountants and the Vendor's Accountants as it may reasonably require in order to prepare, review and agree the Completion Account Documents.

6.4 The Vendor shall notify the Purchaser (within 60 days of receipt by the Vendor and the Vendor's Accountants of the Completion Account Documents) whether it agrees with the Completion Account Documents and, if it does not, such notification shall give reasonable details of any aspects of those draft documents with which it disagrees and the adjustments which, in the Vendor's opinion, should be made (the "Vendor's Notice" and "Disputed Details" respectively). If the Vendor is satisfied with the Completion Account Documents, either as originally submitted or after adjustments agreed between the Vendor and the Purchaser, (or if the Vendor fails to notify the Purchaser of any Disputed Details within the 30 day period referred to in this sub-clause 6.4) then those draft documents shall comprise the final form Completion Accounts, Group Completion Accounts and the Statement for the purposes of this Agreement and the Completion Group Net Assets, Debt and Cash shall be as set out therein.

6.5 In the event that the Vendor's Notice shall give details of any Disputed Details, the Parties shall (where necessary in conjunction with the Purchaser's Accountants and the Vendor's Accountants) meet and discuss the Disputed Details in order to seek to reach agreement upon such adjustments (if any) to the Completion Account Documents as are acceptable to the Vendor and the Purchaser in order to put such draft documents in final form.

6.6 If the Purchaser and the Vendor are unable to resolve all matters in dispute, in the manner anticipated by sub-clause 6.5, within 30 days following the delivery of the Vendor's Notice to the Purchaser, the matters in dispute (but only those) shall be referred on the application of either the Vendor or the Purchaser to the Expert for resolution by the Expert stating what adjustments (if any) are necessary to the Completion Account Documents in order to put such draft documents in final form.

6.7  In giving any decision anticipated by this Agreement:

     6.7.1 the Purchaser (or the Purchaser's Accountants) and the Vendor (or the Vendor's Accountants) shall each promptly prepare a written statement on the matters in dispute which (together with any relevant documents) shall be submitted to the Expert;

     6.7.2 the Purchaser and the Vendor shall use all reasonable endeavours to procure that the Expert is given such reasonable assistance and such access to documents and other information as it may reasonably require in order to give its decision;

     6.7.3 the Expert shall be requested to give its decision, with reasons therefor, within 30 days of receiving notice from either Party of its appointment;

     6.7.4 (save in the case of manifest error) the decision by the Expert shall be final and binding on all concerned and shall be given by the Expert acting as an expert and not as an arbitrator;

     6.7.5 the Expert shall be entitled to take into account such evidence and information as the Parties shall have put forward or the Expert shall consider appropriate.

6.8 Any costs incurred by the Expert pursuant to the provisions of this Agreement shall be borne by the Vendor and the Purchaser in such proportions as the Expert shall determine in its absolute discretion (or, in the absence of any such determination, by the Vendor and the Purchaser in equal amounts).

6.9 The costs of the Purchaser's Accountants (and other advisers appointed by the Purchaser) incurred pursuant to the provisions of this clause 6 shall be borne by the Purchaser, whereas the costs of the Vendor's Accountants (and other advisers appointed by the Vendor) incurred pursuant to the provisions of this clause 6 shall be borne by the Vendor.

7.   PRE COMPLETION UNDERTAKINGS

7.1  From the date hereof to Completion, the Vendor shall:

     7.1.1 (subject to the matters requiring consent in accordance with sub-clause 7.1.4) cause each Insulation Business Undertaking to continue to carry on business in the normal course and in substantially the same manner that such business has been carried on during the 12 months immediately prior to the date hereof so as to maintain its business as a going concern;

     7.1.2 procure that each Insulation Business Undertaking shall take all reasonable steps to preserve and protect its business and assets (including its goodwill and reputation);

     7.1.3 procure that the Purchaser and its advisers (and any other person reasonably authorised by the Purchaser for the purposes of this Agreement and the matters anticipated by it, but excluding for the avoidance of doubt anyone involved in any business that may compete with the Insulation Business) are given (on request) such facilities and access, at such times as the Purchaser may reasonably require, to the Properties, Senior Management, books, records and information regarding the business, assets, liabilities and affairs of each Insulation Business Undertaking, in each case as the Purchaser may reasonably require;

     7.1.4 procure that without the prior consent of the Purchaser (in the case of sub-clause (E), such consent not to be unreasonably withheld or delayed or made the subject of any unreasonable conditions), no Insulation Business Undertaking shall:

            (A) create, extend, grant or issue any Encumbrance (in each case, other than arising by operation of law, including any lien or reservation of title arising in the ordinary course of its business as carried on in the 3 months immediately prior to the date of this Agreement);

            (B) give or enter into any guarantee, indemnity or security in respect of any liabilities of any third party (in each case, other than in the ordinary course of the Insulation Business as carried on by that Insulation Business Undertaking in the 3 months immediately prior to the date of this Agreement);

            (C) create, allot, issue, acquire, reduce, repay or redeem any shares or securities convertible into shares or grant any option in respect of any shares or securities convertible into shares or acquire an interest in an undertaking (in each case, other than as specifically contemplated in or specifically required as part of the matters set out in, Schedule 6);

            (D) pass any resolution by its members in general meeting or make any alteration to its memorandum or articles of association or, in relation to any Insulation Business Undertaking incorporated outside the United Kingdom, similar constitutional document (in each case, other than as specifically contemplated in or specifically required as part of the matters set out in, Schedule 6);

            (E) pay any creditors otherwise than in the ordinary course of its business as carried on in the 3 months immediately prior to the date of this Agreement (or make any material change to its policy in relation to the payment of creditors);

            (F) enter into, materially amend or terminate any material contract (including any contract with a Substantial Customer or a Substantial Supplier or otherwise falling within the Warranty at paragraph 5.1 of part 1 of Schedule 2) otherwise than in the ordinary course of its business as carried on in the 3 months immediately prior to the date of this Agreement;

            (G) enter into any material contract (including any contract with a Substantial Customer or a Substantial Supplier or otherwise falling within the Warranty at paragraph 5.1 of part 1 of
                 Schedule 2) other than on an arm's length basis and for its own benefit (in each case, other than as specifically contemplated in or specifically required as part of the matters set out in
                 Schedule 6);

            (H) sell or transfer or otherwise dispose of any interest in any shares or other securities of any undertaking or any business or asset (in each case, other than in the ordinary course of the Insulation Business as carried on by that Insulation Business Undertaking in the 3 months immediately prior to the date of this Agreement or as specifically contemplated in or specifically required as part of the matters set out in
                 Schedule 6);

            (I) purchase or otherwise acquire any interest in any shares or other securities of any undertaking or any business or asset (in each case, other than in the ordinary course of the Insulation Business as carried on by that Insulation Business Undertaking in the 3 months immediately prior to the date of this Agreement or as specifically contemplated in or specifically required as part of the matters set out in
                 Schedule 6);

            (J) incur any liability or obligation to pay any material management or consultancy charges after Completion (in each case, other than in the ordinary course of the Insulation Business as carried on by that Insulation Business Undertaking in the 3 months immediately prior to the date of this Agreement);

            (K) enter into any joint venture, consortium or partnership agreement;

            (L) enter into any material arrangement for selling or discounting receivables or otherwise factor any of its debts;

            (M) disclose to any third party any know-how, secrets, confidential information, lists of customers or suppliers (in each case, other than in the ordinary course of the Insulation Business as carried on by that Insulation Business Undertaking in the 3 months immediately prior to the date of this Agreement);

            (N) commence, settle, release, discharge or compound any litigation, arbitration, prosecution or other legal proceedings (in each case, other than in relation to the recovery of debts in the ordinary course of the Insulation Business as carried on by that Insulation Business Undertaking in the 3 months immediately prior to the date of this Agreement of less than 200,000);

            (O) fail to pay any premium falling due for payment by that Insulation Business Undertaking under any policy of insurance or do or omit to do anything which renders any of those policies void or voidable or which the Vendor is (or ought reasonably to be) aware will prejudice the ability of that Insulation Business Undertaking to effect equivalent insurance on renewal at (or during the 3 month period after) Completion;

            (P)  remove its current auditors;

            (Q) make or enter into any agreement to make any capital expenditure exceeding in total 200,000;

            (R) declare, pay or make a dividend or distribution (other than as specifically contemplated in or as specifically required as part of the matters set out in Schedule 6);

            (S)  in relation to each of the Properties:

                 (1)  change its existing use;

                 (2) terminate, or give a notice to terminate, a lease, tenancy or licence;

                 (3) (other than as specifically contemplated in or as specifically required as part of the matters set out in,
                      Schedule 6) apply for consent to do something requiring consent under a lease, tenancy or licence;

                 (4) approve an application by a tenant, licensee or occupier to do something requiring its consent under a lease, tenancy or licence;

                 (5) agree a new rent or fee payable under a material lease, tenancy or licence;

            (T)  either:

                (1) amend the terms of employment or engagement of a director or other officer of an Insulation Business Undertaking (except in the usual course of the Insulation Business as carried on by that Insulation Business Undertaking in the 3 months immediately prior to the date of this Agreement); or

                (2) employ, engage, or terminate the employment or engagement of any director or officer; or

                (3) provide, or agree to provide, an ex gratia payment or benefit to a director or officer of an Insulation Business Undertaking; or

                (4) amend the terms of employment or engagement of the Employees generally or with regard to any category or group of Employees (or make an ex gratia payment to any such persons);

            (U) materially amend the terms of any borrowing or indebtedness in the nature of borrowing or create, incur, or agree to create or incur, any borrowing or indebtedness in the nature of borrowing (in each case, except where any such borrowing or indebtedness will be repaid prior to Completion);

            (V) materially amend or discontinue (wholly or partly) a Disclosed Scheme or exercise a material discretion in relation to a Disclosed Scheme (in each case in so far as it relates to any Employees) unless any relevant legislation or regulatory requirements so require;

            (W) enter into a material agreement or obligation in which the Vendor (or a member of its Group) or a director of, or person connected with, any of them is interested and under which any person shall have any material obligations outstanding after Completion;

            (X) incur any material liability under Environmental Law including by way of breach of Environmental Law or Environmental Consents and including agreeing with a regulatory authority to a material amendment, revocation, grant, suspension of an Environmental Consent;

            (Y) enter into any legally binding agreement (or similar arrangement which cannot be terminated or withdrawn from without any obligation arising on the part of, or liability or expense being incurred by, an Insulation Business Undertaking) to do anything prohibited by this sub-clause 7.1.4.

7.2 From the date hereof to Completion, the Purchaser shall (and shall procure that each member of its Group shall) not (without the prior consent of the Vendor):

     7.2.1 participate in the management or operation of the business or affairs of any Company or Subsidiary (save as anticipated by sub-clause 7.1); or

     7.2.2 contact or communicate with any Employee (other than the Senior Management).

7.3 Without prejudice to any other provision of this clause 7 (and save to the extent already performed by the date hereof), the Parties undertake to use reasonable endeavours to procure that, prior to Completion (or, in the case of sub-clauses 7.3.1, 7.3.2 and 7.3.3 only, 31 December 2000), the following Insulation Business Undertakings shall enter into the following agreements or arrangements on terms approved by both Parties (acting reasonably);

     7.3.1 Armstrong Poland shall transfer any salesman employed by it at the date hereof who is not wholly or mainly engaged in the Insulation Business to a member of the Vendor's Group (pending which Armstrong Poland shall continue to employ any such person and to charge a member of the Vendor's Group for the services of any such person on bases and practices consistent with those in place at the date hereof);

     7.3.2 a member of the Vendor's Group shall transfer any salesman employed by it at the date hereof who is wholly or mainly engaged in the Insulation Business in Canada to such member of the Purchaser's Group as the Purchaser may nominate (pending which a member of the Vendor's Group shall continue to employ any such person and to charge Armstrong USA or such member of the Purchaser's Group as the Purchaser may nominate for the services of any such person on bases and practices consistent with those in place at the date hereof);

     7.3.3 a member of the Vendor's Group shall transfer any salesman employed by it at the date hereof who is wholly or mainly engaged in the Insulation Business in India to such member of the Purchaser's Group as the Purchaser may nominate (pending which a member of the Vendor's Group shall continue to employ any such person and to charge Armstrong UK or such member of the Purchaser's Group as the Purchaser may nominate for the services of any such person on bases and practices consistent with those in place at the date hereof);

     7.3.4 Armstrong USA shall accept the transfer of the benefit and burden of any manufacturing agreement in force at the date hereof between AWI and Nomaco Inc;

     7.3.5 Armstrong Germany shall accept the transfer of the benefit and burden of any manufacturing agreement in force at the date hereof between Armstrong Benelux and NMC SA;

     7.3.6 Armstrong USA shall enter into an agreement with WW Henry Inc. for the sale and purchase of glue used by Armstrong USA in the manufacture of products in the Insulation Business;

     7.3.7 Armstrong Germany shall accept the transfer of the benefit and burden of a consultancy agreement dated 10 September 1992 in force on the date hereof between Armstrong Europe Services and Ruedi Birchler in the agreed terms;

     7.3.8 Armstrong USA shall enter into and AWI will enter into the Storage Agreement in the form attached at Schedule 4 of the facilities at Marietta, Pennsylvania as soon as reasonably practicable;

     7.3.9 (as soon as reasonably practical) Armstrong UK shall enter into and AWI will grant a sub-lease of the facilities at Uxbridge, Middlesex in accordance with the terms referred to in Schedule 4 and such other terms as may be agreed between the Parties (acting reasonably);

     7.3.10 (as soon as reasonably practical) Armstrong Australia shall enter into and AWI will grant a lease of the facilities at Braeside, Victoria and a lease of the facilities at Thomastown, Victoria, in each case in the agreed terms and in the form attached in Schedule 4;

     7.3.11 Armstrong USA shall be granted a license by WW Henry Inc to use the Taggant patent in relation to the Insulation Business in the agreed terms;

     and that any consents, approvals or permissions that are necessary or desirable for either Party or an Insulation Business Undertaking in relation to any such agreement are obtained prior to Completion.

7.4

     7.4.1 The Parties undertake to use reasonable endeavours to procure after Completion (if not done before) that the leases and other agreements referred to in sub-clauses 7.3.8, 7.3.9 and 7.3.10 are entered into and that any necessary consents, approvals or permissions in relation to the same.

     7.4.2 In relation to the sub-lease to be entered into pursuant to sub-clause 7.3.9:

            (A) the Vendor shall forthwith apply for and use reasonable endeavours to procure the grant of the reversioner's consent to the grant of the sub- lease provided that the Vendor shall not by reason of this obligation be obliged to institute or threaten proceedings for a declaration that the reversioner's consent is being unreasonably withheld nor shall the Vendor be required to comply with any requirement or condition imposed by the reversioner unless it is reasonable for the Vendor to do so; and

           (B) the Purchaser shall supply all information reasonably required by the reversioner in connection with the application for consent and to comply with all proper requirements which the reversioner may be entitled to impose on any underlessee as a condition of the grant of consent to sub-let.

     7.4.3 The Vendor shall obtain and place on deposit at HM Land Registry the charge certificate relating to the land comprised in title number LA 135318 or shall procure that the chargee shall place on deposit the charge certificate and shall give the deposit number to the Purchaser as soon as received and provide such information as may be requested and respond to such requisitions as may be raised by HM Land Registry in connection with the registration of the transfer of the land comprising title number LA 135318 from Armstrong World Industries Limited to Armstrong UK.

7.5  Disputes

     7.5.1 If any dispute or difference shall arise between the Parties as to the terms and/or provisions of the leases referred to in sub-clauses
           7.3.8 to 7.3.10 or as to any matter arising out of or in connection with the same such dispute or difference shall if any Party so requires at any time by notice served on the other Party (the "Determination Notice") be referred to and determined by an independent person (the "Independent Person") who shall have been qualified in respect of the general subject matter of the dispute or difference in the relevant jurisdiction for not less than ten years and who shall be a specialist in relation to such subject matter.

     7.5.2 The Independent Person shall be appointed by agreement between the Parties or (if within ten 10) Working Days after service of the Determination Notice the Parties have been unable to agree) on the application of either of the Parties by such one of the following persons as the Parties shall agree to be appropriate having regard to the nature of the dispute or difference in question

           (A)  the Chairman for the time being of the Bar Council;

           (B) the President for the time being of the Royal Institute of British Architects;

           (C) the President for the time being of the Royal Institution of Chartered Surveyors;

           (D) the President for the time being of the Institute of Chartered Arbitrators;

           (E) the President for the time being of the Institute of Chartered Accountants in England and Wales;

           (F)  the Present for the time being of the Law Society

           or (in each such case) the duly appointed deputy of such President or any other person authorised by him to make appointments on his behalf or (in relation to any jurisdiction outside the United Kingdom) the equivalent in such jurisdiction.

     7.5.3 If within fifteen (15) Working Days after service of the Determination Notice the Parties have been unable to agree which of the persons referred to in sub-clause 7.5.2 is appropriate to appoint the Independent Person, then the Independent Person shall be appointed, on the application of either of the Parties by the President for the time being of the Law Society or his duly appointed deputy or any other person authorised by him to make appointments on his behalf or (in relation to any jurisdiction outside the United Kingdom) the equivalent in such jurisdiction.

     7.5.4 The Independent Person to be appointed under this sub-clause 7.5 shall act as an expert and the following provisions shall have effect:-

           (A) the Independent Person shall act as an expert and not as an arbitrator and his decision shall be final and binding upon the bodies hereto;

           (B) the Independent Person shall consider (inter alia) any written representations made on behalf of any Party (if made reasonably promptly) but shall not be bound hereby;

           (C) the Parties shall use all reasonable endeavours to procure that the Independent Person shall give his decision as speedily as possible;

           (D) the costs of appointing the Independent Person and his costs and disbursements in connection with his duties under this Agreement shall be shared between the Parties in such proportions as the Independent Person shall determine or in the absence of such determination then equally between the Parties; and

           (E) if the Independent Person shall be or become unable or unwilling to act then the procedure herein before contained for the appointment of an expert may be repeated as often as necessary until a decision is obtained.

7.6 In the period prior to Completion and for a period of 1 year after Completion the Vendor shall use reasonable endeavours to:

     7.6.1 assign to the Purchaser (or a member of its Group) the benefit of any confidentiality agreements which are either referred to in the Disclosure Letter as being of continuing commercial significance or relate to the Insulation Business and are the subject of a specific written request for assignment by the Purchaser to the Vendor prior to or at any time within 9 months after Completion;

     7.6.2 ensure compliance with its obligations in sub-clause 17.4 at Completion; and

     7.6.3 assign to the Purchaser (or a member of its Group) the benefit of the contract (number 7ONANB2H1260) between "The National Institute of Scientific and Technical (ATP)" and the Vendor if a material part of this Agreement relates to the Insulation Business.

7.7

     7.7.1 Armstrong USA shall complete and the Vendor shall complete the general warranty deed in the form attached in Schedule 4 in relation to the land being lots 416 and 417 2nd District 3rd Section Paulding County City of Dallas Georgia prior to Completion.

     7.7.2 Armstrong USA shall complete and the Vendor shall complete an assignment of each of the leases relating to 507 Mattress Factory Road, Mebane and 708 Mattress Factory Road, Mebane North Carolina respectively from the Vendor to Armstrong USA prior to Completion in the form attached at Schedule 4.

     7.7.3 The Vendor shall procure that all necessary consents, approvals or permissions required to enable the transfer and assignment detailed in sub- clauses 7.7.1 and 7.7.2 to be completed are available prior to Completion.

7.8 The Purchaser undertakes to the Vendor that at Completion it will establish a specific facility with Morgan Stanley Senior Funding Inc that will ensure that Morgan Stanley Senior Funding Inc will provide the Purchaser (subject to the Purchaser being in compliance with the obligations under the Facility Agreement) on demand with:

     7.8.1 (without the need to satisfy any drawdown criteria) at least [_]11,296,000 in cash in [_]; and

     7.8.2 a bank guarantee for at least [_]2,500,000;

     both to be available to the Purchaser solely for the purposes of the completion of the sale and purchase of the Armstrong China Shares or the Armstrong Poland Shares (as the case may be).

8.   Post completion undertakings

8.1 The Vendor shall procure that any guarantee or indemnity, debenture, charge or other form of security or Encumbrance that has been provided for its benefit or the benefit of any member of its Group by an Insulation Business Undertaking shall be released on Completion (without any cost to the Purchaser or any member of its Group) and pending (or in the absence of) any such release the Vendor shall indemnify the Purchaser (and each member of its Group) against all actions, claims, proceedings, losses, damages, liabilities, costs and expenses (including fines, penalties, damages, losses and legal and other professional fees) that the Purchaser (or any member of its Group) may suffer or incur or which may be made against the Purchaser (or any member of its Group) in connection with any such guarantee or indemnity, debenture, charge or other form of security or Encumbrance.

8.2 The Purchaser shall procure that any guarantee or indemnity, debenture, charge or other form of security or Encumbrance that has been provided for the benefit of any Insulation Business Undertaking by the Vendor or any member of its Group (details of all of which are referred to in the Disclosure Letter in relation to the Warranty at paragraph 3.4 of part 1 of
     Schedule 2) shall be released as soon as practical after Completion (without any cost to the Vendor or any member of its Group) and pending (or in the absence of) any such release the Purchaser shall indemnify the Vendor (and each member of its Group) against all actions, claims, proceedings, losses, damages, liabilities, costs and expenses (including fines, penalties, damages, losses and legal and other professional fees) that the Vendor (or any member of its Group) may suffer or incur or which may be made against the Vendor (or any member of its Group) in connection with any such guarantee or indemnity, debenture, charge or other form of security or encumbrance.

8.3  The Purchaser shall procure that:

     8.3.1 as soon as practical (and in any event within 90 or, in the event that the Purchaser shall not have received reasonable assurance that it will be entitled to use the "Armacell" name in relation to the Insulation Business throughout the EU after Completion, 180 days) after Completion, each and any Insulation Business Undertaking (other than Armstrong China and Armstrong Poland) that is registered or incorporated at Completion using the name "Armstrong" (or any name confusingly similar thereto, but excluding, for the avoidance of doubt, the names "Armaflex", "Armacell" or any other of the trade marks listed in Schedule 9) shall change such registration or incorporation to remove the name "Armstrong" (and any such confusingly similar name); and

     8.3.2 after Completion no member of the Purchaser's Group (including, without limitation, any Insulation Business Undertaking other than Armstrong China and Armstrong Poland) shall carry on any business or affairs using the name "Armstrong" (or any name confusingly similar thereto, but excluding for the avoidance of doubt the names "Armaflex", "Armacell" or any other of the trade marks listed in
           Schedule 9), otherwise than in accordance with the Armstrong Name Licence.

8.4  The Purchaser shall procure that:

     8.4.1 as soon as practical (and in any event (in so far as it is able so to do) within 90 days) after completion of the sale and purchase of the Armstrong China Shares or the Armstrong Poland Shares (as the case may be) Armstrong China or Armstrong Poland (as the case may be), if it is then registered or incorporated using the name "Armstrong" (or any name confusingly similar thereto, but excluding, for the avoidance of doubt, the names "Armaflex", "Armacell" or any other of the trade marks listed in Schedule 9), shall change such registration or incorporation to remove the name "Armstrong" (and any such confusingly similar name); and

     8.4.2 after Completion Armstrong China or Armstrong Poland (as the case may be) shall not carry on any business or affairs using the name "Armstrong" (or any name confusingly similar thereto, but excluding for the avoidance of doubt the names "Armaflex", "Armacell" or any other of the trade marks listed in Schedule 9), otherwise than in accordance with the Armstrong Name Licence.

8.5 The Vendor acknowledges that, immediately following Completion (or in the case of the Armstrong China Shares or the Armstrong Poland Shares, the completion of the sale and purchase of those shares) and until such time as each transfer of Shares has been registered in the register of members of the relevant Company, the Vendor will (and will procure that the relevant member or members of the Vendor's Group will):-

     8.5.1 hold those shares registered in its name on trust for and as nominee for the Purchaser (or its nominee(s)) (and, if so required by the Purchaser, will execute, or procure that the relevant member of its Group executes a declaration of trust (in such form as the Purchaser may reasonably require) to that effect) and undertakes to hold all dividends and distributions paid, made or declared after Completion and exercise all voting rights available in respect of those shares in accordance with the directions of the Purchaser (or its nominee(s)) (and the Purchaser undertakes to use its reasonable endeavours to procure that each transfer of those shares shall be registered in the register of members of the relevant Company as soon as reasonably practicable after

           Completion (or in the case of Armstrong China Shares or the Armstrong Poland Shares, the completion of the sale and purchase of those shares) and if the Vendor (or any such member of its Group) is in breach of the undertakings contained in this clause 8.5 the Vendor (on behalf of itself and each relevant member of its Group) irrevocably authorises the Purchaser to appoint any person or persons to execute all instruments or proxies (including consents to short notice) or other documents which the Purchaser may reasonably require and which may be necessary to enable the Purchaser (or its nominee(s)) to attend and vote at general meetings of the relevant Company and to do any thing or things necessary to give effect to the rights contained in this clause 8.5;

     8.5.2 comply, and procure compliance by any relevant member of its Group, with all reasonable requests of the Purchaser (including requests for information) in relation to such shares to the extent that it is able to do so in compliance with applicable laws and regulations;

     8.5.3 comply, and procure compliance by any relevant member of its Group, with requests of the Purchaser in relation to the exercise of shareholders' rights in respect of the shares which are not transferred to the Purchaser at Completion;

     8.5.4 use, and procure that any relevant member of its Group uses, its votes in general meeting or, where relevant, the votes of its representatives at board meetings of the relevant Company (save where precluded by applicable laws or regulations) to procure that there shall be appointed or removed as directors of each such Company such person or persons as may from time to time be nominated by the Purchaser as its representatives.

8.6

     8.6.1 After Completion the Parties shall each use all reasonable endeavours to procure the satisfaction of the Chinese Condition Subsequent and the Polish Condition Subsequent by the Final Longstop Date at the latest.

     8.6.2 In the event that either the Chinese Condition Subsequent or the Polish Condition Subsequent (or both) has not been satisfied by the Final Longstop Date then the Vendor shall (and shall procure that the relevant members of its Group shall) use all reasonable endeavours to find other lawful methods available to it (or its Group), and which are satisfactory to both the Vendor and the Purchaser (acting reasonably), whereby full (or substantially full) enjoyment of the business and assets of Armstrong China or, as the case may be, Armstrong Poland can be afforded to the Purchaser (and its Group) including, without limitation, the transfer of the business and assets of Armstrong China or, as the case may be, Armstrong Poland to a member of the Purchaser's Group.

     8.6.3 If such full (or substantially full) enjoyment of the business and assets of Armstrong China or, as the case may be, Armstrong Poland cannot be afforded to the Purchaser (and its Group) within 8 months after the Final Longstop Date (the "End Date"):

          (A) neither Party shall be required to complete the sale and purchase of the Armstrong China Shares or the Armstrong Poland Shares (as the case may be) in the event that the Chinese Condition Subsequent or the Polish Condition Subsequent (as the case may be) shall not be satisfied by the Final Longstop Date;

          (B) the provisions of this Agreement (in so far as they relate to Armstrong China or, as the case may be, Armstrong Poland) (other than this sub-clause 8.6, sub-clauses 8.7 and 8.8, clause 13 (Confidential Information), clause 14 (Announcements), clause 15 (Miscellaneous), clause 18 (Costs). clause 19 (Notices) and clause 20 (Governing Law, Jurisdiction and Service of Process)) shall from such time have no effect;

          (C) the Vendor shall pay (or procure that Armstrong China or, as the case may be, Armstrong Poland pays) to the Purchaser the Management Fee (in so far as it relates to Armstrong China or Armstrong Poland, as the case may be);

          (D) the net impact of the assets and liabilities of Armstrong China or, as the case may be, Armstrong Poland on the Completion Group Net Assets shall be reversed and the appropriate amount paid or repaid (as the case may be) by the Vendor to the Purchaser or vice versa; and

          (E) neither Party shall have any liability under the provisions of this Agreement (in so far as they relate to Armstrong China or, as the case may be, Armstrong Poland) other than in respect of any breach prior to the End Date of this sub-clause 8.6 or sub-clause 8.8.

8.7 After Completion, and prior to the completion of the sale and purchase of the Armstrong China Shares or the Armstrong Poland Shares, Armstrong China or Armstrong Poland (as the case may be) shall be entitled to a royalty free, irrevocable, exclusive licence to use the Intellectual Property Rights the subject of the Assignments in the People's Republic of China or Poland (as the case may be) and in the event that the completion of the sale and purchase of the Armstrong China Shares or the Armstrong Poland Shares shall not take place by the End Date the Parties shall execute such documentation as may be necessary to assign (absolutely) the Intellectual Property Rights the subject of the Assignments to the Vendor in so far as they relate to the People's Republic of China or Poland (as the case may be).

8.8 In the event that the sale and purchase of the Armstrong China Shares or the Armstrong Poland Shares (as the case may be) shall not take place at Completion, then, between Completion and the earlier of:

     8.8.1 the End Date; and

     8.8.2 completion of the sale and purchase of the Armstrong China Shares or the Armstrong Poland Shares (as the case may be);

     (without prejudice to any other provisions of this sub-clause 8.8) the provisions of clause 8.5 shall apply (mutatis mutandis) during the period referred to in this sub-clause 8.8 (save that the Vendor shall not hold the Armstrong China Shares or the Armstrong Poland Shares on trust for the Purchaser prior to the completion of the sale and purchase of those Shares, the Purchaser shall not be required to execute (or procure the execution of) a declaration of trust in respect of those Shares and no transfer of those Shares shall be registered in the register of members of Armstrong China or Armstrong Poland provided that the Vendor shall not exercise any rights attaching to the Armstrong China Shares or Armstrong Poland Shares, as the case may be, other than as expressly contemplated in the proviso at the end of this sub-clause 8.8) and accordingly the Purchaser shall be responsible for managing and conducting the business and affairs of Armstrong China and Armstrong Poland (as the case may be), in which regard it shall be entitled to a management fee (in each case the "Management Fee") equal to the profits after tax of Armstrong China and Armstrong Poland (as the case may be) which arise during the period from Completion to the earlier of the dates referred to in sub-clauses 8.8.1 and 8.8.2, and

     8.8.3 the Purchaser shall indemnify the Vendor (for itself and as trustee of each member of its Group, Armstrong China and Armstrong Poland) against all liabilities arising directly from or in connection with any actions taken by the Purchaser's representatives when acting as such with respect to Armstrong China or Armstrong Poland (as the case may be), any failure by any member of the Purchaser's Group properly to perform its obligations under this clause 8 in relation to Armstrong China or Armstrong Poland (as the case may be) or any step taken or action or thing done or omitted to be done by any member of the Purchaser's Group or its representatives pursuant to such obligations or at and in accordance with the request or direction of the Purchaser or its representatives, save (in any such case) in the event of dishonesty on the part of the Vendor or any member of its Group and provided that (save in the case of dishonesty) the liability of the Purchaser under this sub-clause 8.8.3 in relation to Armstrong China or Armstrong Poland (as the case may be) shall not exceed the Management Fee in relation to Armstrong China or Armstrong Poland (as the case may be);

     8.8.4 the Vendor shall indemnify the Purchaser (for itself and as trustee of each member of the Purchaser's Group, including the Insulation Business Undertakings) against all liabilities arising directly from or in connection with any actions taken by any the Vendor's representatives when acting as such with respect to Armstrong China or Armstrong Poland (as the case may be), any failure by any member of the Vendor's Group to properly perform its obligations under this clause 8 in relation to Armstrong China or Armstrong Poland (as the case may be) or any step taken or action or thing done or omitted to be done by any member of the Vendor's Group or its representatives pursuant to such obligations or at and in accordance with the request or direction of the Vendor or its representatives save (in any such case) in the event of dishonesty on the part of the Purchaser or any relevant member of the Purchaser's Group;

     8.8.5 subject to sub-clause 8.8.4 (if applicable), no member of the Vendor's Group shall be liable for any actions or omissions of any representatives of the Purchaser on behalf of Armstrong China or Armstrong Poland (as the case may be) or for any actions or omissions of any employees of any Insulation Business Undertaking and actions or omissions of such persons shall not constitute the actions or omissions of any member of the Vendor's Group;

     provided always that during the period referred to in this sub-clause 8.8 the Purchaser shall use its reasonable endeavours to comply with the undertakings set out in sub-clauses 7.1.1, 7.1.2 and 7.1.3 (as if those undertakings were undertakings of the Purchaser and continued to apply during the period from Completion to the earlier of the dates referred to in sub-clauses 8.8.1 and 8.8.2) and shall use its reasonable endeavours to procure that (save as expressly provided in this sub-clause 8.8) Armstrong China and Armstrong Poland (as the case may be) shall not allow any of the matters referred to in sub-clauses 7.1.4 (C), (D), (G), (H), (I), (J), (K),
     (M), (N), (P), (Q), (R), (S) and (Y) to occur or be carried out in relation to Armstrong China or Armstrong Poland (as the case may be) without the prior consent of the Vendor (not to be unreasonably withheld or delayed or made the subject of any unreasonable conditions).

8.9 In the event that the sale and purchase of the Armstrong China Shares or the Armstrong Poland Shares (as the case may be) shall not take place at Completion, the Vendor and the Purchaser shall ensure that no dividends or other distributions shall be paid or declared (and that no other payment is made or liability or obligation incurred to the Vendor or any member of its Group, other than pursuant to a Services Agreement) by Armstrong China or Armstrong Poland (as the case may be) during the period referred to in sub-clause 8.8.

8.10 The Vendor shall indemnify and keep the Purchaser and each other member of the Purchaser's Group (including the Insulation Business Undertakings) indemnified fully from and against all actions, claims, proceedings, losses, damages, liabilities, costs and expenses (including fines, penalties, damages, losses, clean-up costs, costs in respect of remediation or restoration works and relocation costs and legal and other professional fees) suffered or incurred by the Purchaser or any member of its Group which arise after Completion as a consequence of or out of:

     8.10.1  any Asbestos Claim;

     8.10.2 as a direct or indirect result of any Release of Hazardous Substances whether or not by the Vendor (or any member of its Group), the Insulation Business Undertakings or any third party into, at or from any property owned, used or occupied at any time prior to Completion by the Vendor (or any member of its Group) or the Insulation Business Undertakings or of any non-compliance with Environmental Law resulting in the presence of Hazardous Substances in the Environment by the Vendor (or any member of its Group) or the Insulation Business Undertakings prior to Completion;

     8.10.3 any stand alone trading activities or other businesses carried on by any Insulation Business Undertaking prior to Completion which are no longer carried on by the Insulation Business Undertakings at Completion (such as the former insulation and textile manufacturing operations of AWI in Braintree, Massachusets, the former cork manufacturing operations of Armstrong Spain and the former textile manufacturing operations of Armstrong Germany (other than to the extent that such operations have been retained by Armstrong Germany in relation to Accotex, Munster and Trezzano, Italy);

     8.10.4  the Reorganisation;

     8.10.5  Armstrong Russia;

     8.10.6 (in so far as it relates to any period prior to Completion, but excluding for the avoidance of doubt any such actions, claims, proceedings, losses, damages, liabilities, costs and expenses in so far as they relate to any period after Completion) any failure by Armstrong China prior to Completion to comply with the 50 per cent. export ratio imposed on it under the Approval Document No. [1994] O21, dated 18 January 1994, issued by the Panyu Committee of Foreign Trade and Economic Co-operation;

     8.10.7 the grant (prior to Completion) or exercise (whether prior to or at any time after Completion) of any options granted prior to Completion to directors or other officers of any Insulation Business Undertaking or any Employee under any share option scheme or any award prior to Completion of shares to any such person under any profit sharing or share based incentive arrangements established or operated by the Vendor or any member of its Group or any Insulation Business Undertaking (including any income tax payable under PAYE, national insurance contributions, social security or any other statutory deduction arising on grant or exercise of any of the foregoing, but excluding for the avoidance of doubt any such actions, claims, proceedings, losses, damages, liabilities, costs and expenses in so far as they relate to the grant or award of any replacement incentive arrangements for Employees after Completion);

     8.10.8  the Excluded Long Term Liabilities;

     8.10.9  any breach by the Vendor of sub-clause 8.9;

     8.10.10 the loss, misplacement or absence of a register of members for Armstrong Switzerland at any time prior to Completion; or

     8.10.11 the existence of or failure to pay in full or discharge the charge dated 6 December 1967 as noted in entry no.1 of the Charges Register for the title no. LA 135318 relating to land at Mars Street in Oldham in respect of any debts due from Armstrong UK to the chargee, being Oldham Borough Council, prior to Completion.

8.11 The Parties agree that (unless the liquidation of Armstrong Russia shall have been completed prior to Completion) after Completion the Vendor shall be responsible (and, where necessary, shall be given all powers and authorities by the Purchaser and Armstrong Switzerland as the shareholder of Armstrong Russia) for the completion of the liquidation of Armstrong Russia as soon as practical.

8.12 The Purchaser shall use its reasonable endeavours accurately to complete and file (or procure the completion and filing on its behalf of) form BE-13 with the US Department of Commerce in relation to the sale and purchase of the Shares in

     Armstrong USA as soon as practical (and in any event within 45 days) after Completion.

9.   PENSIONS AND EMPLOYMENT

9.1 The provisions of Schedule 3 shall have effect as if set out in full in this clause 9.

9.2 In the event that any person (other than the Employees) successfully claims that they are an employee of any Insulation Business Undertaking immediately prior to Completion and by virtue of this Agreement becomes an employee of any member of the Purchaser's Group immediately after Completion, the Vendor shall indemnify the Purchaser against:

     9.2.1 all losses, damages, liabilities, reasonable costs and expenses, fines, awards and penalties arising from any actions, claims, or proceedings brought by any such persons in respect of the termination of their employment by the Purchaser after Completion;

     9.2.2 the basic salary and reasonable costs of providing any contractual benefits to such employees up to the first reasonably appropriate termination date;

     provided the termination is effected by the Purchaser as soon as reasonably practicable (subject to sub-clause 9.3) and no later than three months after Completion.

9.3 In terminating the employment of any such person referred to in sub-clause 9.2, the Purchaser shall, or shall procure that the relevant company within its Group shall, take all reasonable steps to mitigate the costs and liabilities or potential liabilities resulting from such termination.

9.4 The Vendor shall hereby indemnify the Purchaser against all losses, damages, liabilities, penalties, fines, reasonable costs and expenses arising from or in respect of claims or complaints brought by or on behalf of any of the Employees resulting from any failure or omission of any of the Insulation Business Undertakings or any member of the Vendor's Group to comply in all material respects with their obligations to consult with the Employees prior to Completion under all relevant provisions of statutes, regulations, agreements, terms and conditions of employment, relevant to any Employees, save where such failure to comply arises as a result of Purchaser's failure to comply with any of its obligations under the Acquired Rights Directive 77/187/EEC or any other relevant statutes, directives or regulations.

9.5 The Purchaser shall hereby indemnify the Vendor for itself and as trustee for any member of its Group against all losses, damages, liabilities, penalties, fines and reasonable costs and expenses arising from or in respect of claims or complaints brought by or on behalf of any of the Employees in respect of their employment or its termination after Completion or any failure or omission of the Purchaser (or any member of its Group) to comply with its obligations to provide information to or consult with any person under the Acquired Rights Directive 77/187/EEC or any other relevant statutes, directives or regulations.

9.6 The Vendor hereby indemnifies and shall keep the Purchaser and each other member of the Purchaser's Group (including the Insulation Business Undertakings) indemnified against any liability, assessment or claim for Taxation whatsoever or for national insurance contributions or for social security payments where such liability, assessment or claim arises or is made in connection with the performance of services prior to Completion by any person or company who is a self-employed contractor under an agreement for services with Armstrong Spain working in South America. The Vendor also agrees to indemnify and shall keep the Purchaser and each other member of the Purchaser's Group (including the Insulation Business Undertakings) indemnified against all reasonable costs and expenses and any penalty, fine or interest accrued or payable by the Purchaser (or any member of its Group) in connection with or in consequence of any such liability, assessment or claim.

9.7 The Vendor shall hereby indemnify the Purchaser against any liability, obligation, costs, claim and demand arising from or in respect of Keith Lonsdale (whether for unpaid remuneration, wrongful dismissal, unfair dismissal, redundancy, payment in lieu of notice, loss of office, sex, disability or race discrimination or otherwise) save to the extent specifically provided for in the Completion Group Net Assets provided that, in any event, the Purchaser shall consult with the Vendor prior to agreeing any amount due to Keith Lonsdale under the indemnity in this sub-clause 9.7.

10.  WARRANTIES

10.1 The Vendor warrants to the Purchaser on the date hereof in the terms of the Warranties and shall warrant to the Purchaser on the date of Completion in the terms of the Repeated Warranties.

10.2 Any information supplied by or on behalf of any Insulation Business Undertaking to or on behalf of the Vendor in connection with the Warranties or the Repeated Warranties, the Disclosure Letter or otherwise in relation to the business and affairs of any Insulation Business Undertaking, or otherwise in relation to the Assets or the Insulation Business, shall not constitute a representation or warranty or guarantee as to the accuracy thereof by any Insulation Business Undertaking and the Vendor undertakes to the Purchaser (on behalf of itself and as trustee of each Insulation Business Undertaking and their respective directors and employees, Senior Management and the Employees) that it waives any and all claims which it might otherwise have against any Insulation Business Undertaking (or, save in the case of any fraud or fraudulent or wilful misrepresentation or wilful non-disclosure, any of their respective directors or employees , Senior Management and the Employees) in respect thereof.

10.3 Each of the Warranties shall be construed as a separate warranty and is given subject to the matters which have been fairly disclosed to the
     Purchaser:

     10.3.1 in the Disclosure Letter; or

     10.3.2 in any document which is specifically referred to in the Disclosure Letter.

10.4 Each of the Repeated Warranties shall be construed as a separate warranty and is given subject to the matters which have been fairly disclosed to the
     Purchaser:

     10.4.1 in the Disclosure Letter as at the date of this Agreement (and, for the avoidance of doubt, no disclosure shall be made after the date of this Agreement (or if so made or purported to be made, such disclosures shall be of no force and effect)); or

     10.4.2 in any document which is specifically referred to in the Disclosure Letter.

10.5 The rights and remedies of the Purchaser and the members of the Purchaser's Group in respect of a breach of any of the Warranties or the Repeated Warranties shall not be affected by Completion or by the giving of any time or other indulgence by the Purchaser to any person.

10.6 Save as otherwise expressly provided in this Agreement or any of the documents referred to herein as being in the agreed terms, the Vendor expressly disclaims all liability and responsibility for any opinion or forecast contained within (or derived or capable of being derived from):

     10.6.1 any investigation carried out, or made, by or on behalf of the Purchaser in the course of any due diligence or other enquiry prior to the Purchaser entering into this Agreement; or

     10.6.2 any data, document, record or information disclosed by or on behalf of the Vendor, a Company or Subsidiary (or any employee, agent or adviser of any of them) to the Purchaser (or to any person on behalf of the Purchaser).

10.7 Any Warranty expressed to be given "to the best of the Vendor's knowledge and belief" or "so far as the Vendor is aware" or otherwise qualified by reference to the knowledge of the Vendor shall be deemed to be, in the case of the Warranties only, the knowledge or awareness (as the case may be) of the Armstrong Management and Ulrich Weimer and, in the case of the Repeated Warranties, shall be deemed to be the knowledge or awareness (as the case may be) of the Armstrong Management only and, in the case of both the Warranties and Repeated Warranties, shall be deemed to include an additional statement that the Vendor has made reasonable enquiries of the Senior Management in relation to that Warranty or Repeated Warranty (as the case may be).

10.8 At all times up to Completion the Vendor shall give (and shall procure that the relevant members of its Group and the Insulation Business Undertakings shall give) to the Purchaser all such information and documentation relating to the Insulation Business Undertakings, the Assets and the Insulation Business as the Purchaser shall reasonably require and request to enable it to satisfy itself as to whether there has been any breach of the Warranties or under the Tax Deed (or whether there will be a breach of the Repeated Warranties).

10.9 In relation to the Warranty at paragraph 5.2 of part 1 of Schedule 2, the reference to "matters" shall, for the avoidance of doubt, not include the underlying economic, market, commercial or other circumstances relating to such matters (whether or not evident on the face of the Disclosure Letter).

11.  LIMITATIONS

11.1 No Relevant Claim shall be made unless written notice containing reasonable details of that claim (based upon the information known to the Purchaser at that time) is served on the Vendor by the Purchaser:

     11.1.1 in the case of any claim under the Environmental Warranties or under sub-clause 7.1.4(X) or the Warranty in paragraph 8.4.4 of part 1 of
            Schedule 2, by not later than 5.00 p.m. on the sixth anniversary of Completion;

     11.1.2 in the case of any claim under the Tax Warranties, by not later than
            5.00 p.m. on the date one month after the expiry of the period of limitation during which the relevant Taxation authority in the jurisdiction in respect of which the said claim arises would be entitled to recover from an Insulation Business Undertaking any Tax liability arising prior to Completion;

     11.1.3 in the case of any Specific Indemnity (other than the indemnity at sub-clause 8.10.2), by not later than 5.00 p.m. on the 40th anniversary of Completion;

     11.1.4 in the case of the Specific Indemnity at sub-clause 8.10.2, by not later than 5.00 p.m. on the seventh anniversary of Completion; or

     11.1.5 in any other case, by not later than 5.00 p.m. on the second anniversary of Completion.

11.2 A Relevant Claim or claim under the Tax Deed shall not be enforceable against the Vendor and shall be deemed to have been withdrawn unless (and shall then be enforceable only to the extent that) any legal proceedings in connection with it are commenced within 12 months after written notice of it is first served on the Vendor by the Purchaser or, if later:

     11.2.1 to the extent that it relates to any contingent liability, the date on which the amount of that liability is ascertained; or

     11.2.2 to the extent that it relates to any matter where the Purchaser is engaged in any litigation, arbitration or similar proceedings with any third party (in accordance with the provisions of this clause
            11), the date on which the final judgment, award or decision (as the case may be) is reached in that litigation, arbitration or other such proceedings.

11.3 The aggregate amount of the liability of the Vendor in respect of all Relevant Claims (other than the Specific Indemnities), the Specific Indemnity at sub-clause 8.10.2 and claims under the Tax Deed shall not exceed [_] 271,500,000.

11.4 No liability shall attach to the Vendor in respect of any Relevant Claim (other than in respect of the Specific Indemnities) unless:

     11.4.1 the aggregate liability of the Vendor in respect of that individual claim and any like claim or claims arising out of the same breach (which for the avoidance of doubt may be aggregated and counted as one claim for the purposes of this sub-clause 11.4.1, but excluding any liability in respect of any legal or other costs of the Purchaser and interest that may be recovered in relation thereto) shall exceed [_] 50,000; and

     11.4.2 the aggregate amount of the liability of the Vendor in respect of all Relevant Claims (other than under Specific Indemnities and excluding any liability in respect of any legal or other costs of the Purchaser and interest that may be recovered in relation to any Relevant Claim) shall exceed [_] 500,000;

     but, in each case, otherwise satisfying the requirements of this sub-clause 11.4, the Vendor shall be liable for the whole of any such amount and not merely any excess.

11.5 The Vendor shall not be liable in respect of a Relevant Claim (other than under clause 7 or, in relation to sub-clauses 11.5.1, 11.5.2, 11.5.3, 11.5.4(B) and 11.5.5(B) only, the Specific Indemnities (with the intent that only sub- clauses 11.5.4(A) and 11.5.5(A) shall apply to the Specific Indemnities)):

     11.5.1 if it would not have arisen but for anything done or omitted to be done at the written request or with the express consent of the Purchaser (or a member of its Group) after the date hereof by the Vendor (or a member of its Group);

     11.5.2 if it would not have arisen but for anything voluntarily done or omitted to be done, after Completion by the Purchaser (or a member of its Group) or its (or their respective) agents, representatives, assignees or other successors in title, save that this limitation shall not exclude any liability which arises from or is increased by any act or omission in the ordinary course of the Insulation Business of an Insulation Business Undertaking as carried on during the 12 months prior to Completion (including, without limitation, any failure by the Insulation Business Undertakings to remove or otherwise deal with any Release of Hazardous Substances in existence prior to Completion);

     11.5.3 to the extent that it arises as a result only of:

          (A)  an increase in any rates of Taxation after the date hereof;

          (B) any change in generally accepted accounting practice (as interpreted by an Insulation Business Undertaking's statutorily appointed auditors, if any, in the jurisdiction in which the said Insulation Business Undertaking is required to submit accounts) after the date hereof;

          (C) (save in relation to the passing of any Environmental Law which is in draft form at Completion and where the details of any such draft are generally known and are reasonably likely to come into effect within 2 years of the date hereof) the passing of any legislation, or making of any subordinate legislation after the date hereof (which constitutes a change in law or its interpretation);

     11.5.4 to the extent that it relates to any loss for which the Purchaser (or a member of its Group) or any of its (or their) assignees or other successors in title:

          (A)  makes any recovery under any insurance; or

          (B) would make any recovery under any insurance if (at the relevant time) it maintained substantially the same level and type of insurance cover as maintained by or on behalf of the Insulation Business Undertakings in the 12 months immediately prior to Completion or as is recommended in the Aon Insurance Recommendations or such other level and type of insurance cover as the Purchaser's insurance brokers advise from time to time;

     11.5.5 to the extent that it relates to:

          (A) any matter specifically provided for or included as a specific liability in the Completion Group Net Assets;

          (B) any liability for Taxation arising out of the ordinary course of business of an Insulation Business Undertaking since Completion.

11.6 Subject to sub-clauses 11.8, 11.14 and 11.15, where the Purchaser (or a member of its Group) or any of its (or their) assignees or other successors in title is entitled to recover from some other person any sum in respect of any matter or event which gives rise to a Relevant Claim, the Purchaser shall (subject to the Purchaser's Group being indemnified and secured by the Vendor to the Purchaser's reasonable satisfaction against all reasonable costs and expenses which may be incurred by the Purchaser or any member of its Group by reason of such action) take all such action as the Vendor may reasonably request in writing (or procure that such action is taken) to recover that sum and:

     11.6.1 any sum so recovered will reduce the amount of that Relevant Claim; or,

     11.6.2 in the event of any such recovery being delayed until after that Relevant Claim has been satisfied by the Vendor, the Purchaser shall pay to the Vendor an amount equal to the lesser of (A) the amount so recovered and (B) the amount paid by the Vendor to the Purchaser in satisfaction of such Relevant Claim;

     (in each case after deduction of any reasonable costs and expenses of the recovery, including, in each case for the avoidance of doubt, any Tax payable by the Purchaser in respect of any sum recovered) provided that no action shall be required on the part of the Purchaser or any member of its Group under or in respect of this clause 11.6 which would, in the Purchaser's reasonable opinion, be materially prejudicial to the Purchaser's or its Group's legitimate business interests and the business and goodwill of the Insulation Business.

11.7 No liability shall attach to the Vendor in respect of any Relevant Claim to the extent that sums in respect of the matter giving rise to that Relevant Claim have been recovered under any other Relevant Claim or any claim under the Tax Deed.

11.8 Subject to sub-clauses 11.14 and 11.15, the Purchaser shall (and shall procure that its assignees or other successors in title shall), subject to the Purchaser's Group being indemnified and secured by the Vendor to the Purchaser's reasonable satisfaction against all reasonable costs and expenses which may be incurred by the Purchaser or any member of its Group by reason of such action:

      11.8.1 take such action as the Vendor may reasonably require to avoid, resist or contest any claim or matter which gives rise to a Relevant Claim;

      11.8.2 take such action as the Vendor may reasonably require to settle or compromise any claim or matter which gives rise to a Relevant Claim, subject to the Vendor first having admitted liability to the Purchaser in the full amount of such proposed settlement or compromise which is payable (or would, but for this sub-clause 11.8.2, be payable) by the Purchaser (or any member of its Group);

      11.8.3 not settle or compromise any claim or matter which gives or may give rise to a Relevant Claim without the prior written consent of the Vendor (such consent not to be unreasonably withheld or delayed or made the subject of any unreasonable conditions);

      provided that no action shall be required on the part of the Purchaser or any member of its Group under or in respect of this clause 11.8 which would, in the Purchaser's reasonable opinion, be materially prejudicial to the Purchaser's and its Group's legitimate business interests and the business and goodwill of the Insulation Business.

11.9 Each Party shall procure that each member of its Group (and any assignee or other successor in title thereof) shall accept and comply with sub-clauses 11.8 and 11.14 as if each such person were a party to and bound by this Agreement.

11.10 Notwithstanding anything in this Agreement to the contrary (but subject to the Purchaser's Group being indemnified and secured by the Vendor to the Purchaser's reasonable satisfaction against all reasonable costs and expenses which may be incurred by the Purchaser or any member of its Group by reason of such assignment), at the request of the Vendor the Purchaser shall (and shall procure that any relevant member of the Purchaser's Group shall) assign to the Vendor any and all rights that it may have to seek reimbursement from any third parties or their insurers (whether in an action at law or otherwise, and whether by way of a claim for contribution, subrogation, or otherwise) in relation to any Relevant Claim that has been satisfied by the Vendor, provided that no assignment shall be required on the part of the Purchaser or any member of its Group under or in respect of this clause 11.10 which would be materially prejudicial to the Purchaser's and its Group's legitimate business interests and the business and goodwill of the Insulation Business (and provided that to the extent that any sums recovered by the Vendor in respect of any rights assigned to it under this sub-clause 11.10 shall exceed the amount previously paid by the Vendor to the Purchaser in satisfaction of the Relevant Claim by virtue of which those rights are assigned to the Vendor, the Vendor shall pay an amount equal to any such excess to the Purchaser (after deduction of any reasonable costs and expenses of the recovery including, in each case for the avoidance of doubt, any Tax payable by the Vendor in respect of any sum recovered.

11.11 No employee, officer, agent or adviser of any member of the Vendor's Group shall have any liability in relation to any Relevant Claim.

11.12 No liability shall attach to the Vendor in respect of any breach of the Repeated Warranties that is outside the actual knowledge as at Completion of the Armstrong

      Management (having made reasonable enquiries of the Senior Management in relation to those Warranties).

11.13 Other than in respect of an Asbestos Claim, no liability shall attach to the Vendor in respect of a Relevant Claim associated with the removal after Completion of any asbestos or asbestos fibres incorporated into any building at Completion which are not required to be removed under any applicable law in any applicable jurisdiction as at Completion save to the extent that the presence of any asbestos or asbestos fibres are causing or are reasonably likely to cause harm to the Environment.

11.14 Notwithstanding anything to the contrary in this Agreement, the Purchaser shall (and shall procure that its assignees or other successors in title shall) co-operate in any defence or settlement of an Asbestos Claim carried out in accordance with sub-clause 11.15.

11.15 Notwithstanding anything to the contrary in this Agreement and subject to the Purchaser being fully indemnified to the extent that it incurs costs or expenses as a result, the Vendor shall have the right at any time upon giving prior written notice to the Purchaser to:

      11.15.1 select counsel to defend each Party (and each member of its Group and its assignees or other successors in title) against any Asbestos Claim; and

      11.15.2 to conduct the defence of each Party (and each member of its Group and its assignees or other successors in title) against any Asbestos Claim (including the unilateral right to direct the activities of counsel selected to defend any such proceedings and to determine whether or not to conduct any such defence in the name of the Purchaser or any other member of the Purchaser's Group or any other person);

      in each case with the consent of any such person (such consent not to be unreasonably withheld or delayed), provided that for the avoidance of doubt such consent shall be treated as being reasonably withheld where:

      11.15.3 criminal conduct by an Insulation Business Undertaking is alleged in the applicable Asbestos Claim;

      11.15.4 any settlement provides for relief other than the payment of monetary damages and the Vendor procures that any such monetary damages are paid in full; or 11.15.5 any settlement does not constitutes a complete and unconditional discharge and release of each such person.

11.16 Nothing in this Agreement shall result in or be construed or asserted to be, a waiver of any attorney-client privilege in connection with any Relevant Claim by the Vendor or the Purchaser (or any member of their respective Groups). In order to effectuate a vigorous and effective defence to any Relevant Claim, the parties agree, where recognised by applicable law, to execute and implement joint defence or similar agreements.

11.17 The Vendor undertakes to defend the Purchaser (and each other member of the Purchaser's Group) in relation to each Asbestos Claim (including the provision of a legal defence) in accordance with the terms of this clause 11, but provided the Vendor shall provide such a defence in relation to any Asbestos Claim the Purchaser (and each other member of the Purchaser's Group) shall be responsible for any additional costs or expenses that it may decide to incur in relation to any such Asbestos Claim (including any legal or other advisers' costs and expense) other than any costs or expenses which are reasonably required to be incurred by the Purchaser and any other member of the Purchaser's Group in respect of such defence.

11.18 No liability shall attach to the Vendor under the Warranties or the Repeated Warranties in respect of any matter stated as a fact in, and evident on the face of:

      11.18.1 the Ashurst Morris Crisp Legal Reports;

      11.18.2 the Arcadis Environmental Reports; or

      11.18.3 the specific disclosures (if any) in the Management Disclosure Letter in relation to the guarantee under the Investment Agreement by the Managers (as defined therein) that there are no circumstances which constitute or will constitute (and that, immediately following Completion, there will not be) a breach of the Warranties;

      to the extent that any such statement of fact, in any such case, is sufficient to clearly indicate that the Vendor is, was or will be in breach of any Warranty or Repeated Warranty and the Purchaser agrees that copies of the Ashurt Morris Crisp Legal Reports, the Arcadis Environmental Reports and the Management Disclosure Letter shall be provided to the Vendor before or at the same time as the Purchaser brings any Relevant Claim against the Vendor.

11.19 Subject to sub-clause 11.20, every person seeking to make any claim under this Agreement (each a "Claimant") shall mitigate, to the extent practicable, any loss suffered by such Claimant for which a claim is made under this Agreement. Nothing in this Agreement shall release any person of its duty to mitigate its loss at common law.

11.20 With respect to any claim under this Agreement that relates to an environmental investigation, characterisation, testing, removal or response action, cleanup, risk analysis, monitoring or similar activities, whenever possible, the Party against which any such claim is brought (the "Defendant") shall have the option on giving reasonable prior written notice to the Purchaser to conduct the relevant activity at its own control and expense without causing any unreasonable interference or disturbance of the Purchaser's and its Group's business and in each such case, the Claimant shall co-operate in all reasonable respects with the Defendant in respect of all matters relating to that claim provided that no action shall be taken which would in the Purchaser's reasonable opinion, be materially prejudicial to the Purchaser's and the Group's legitimate business interests and the business and goodwill of the Insulation Business in which case the Purchaser or any person whom it elects shall have the sole right to have conduct of such matters.

11.21 Each of the provisions of this clause 11 shall be construed as separate and severable and in the event of any such provision being determined as being unenforceable in whole or in part, for any reason whatsoever, such unenforceability shall not affect or impair the enforceability of the other provisions of this clause 11 or, in the case of any provision which is unenforceable only in part shall not affect or impair the enforceability of the remainder of that provision, and such other provisions or parts thereof, as appropriate, shall continue to bind the Parties.

11.22 Nothing in this Agreement shall exclude or limit (or shall be construed as seeking to exclude or limit) any liability of any person for any fraud or fraudulent or wilful misrepresentation by that person.

11.23 The provisions of this clause 11 shall apply notwithstanding any other provision of this Agreement to the contrary (and shall not be discharged or cease to have effect in consequence of Completion or any other provision of this Agreement).

12.   RESTRICTIVE COVENANTS

12.1  In this clause 12:

      12.1.1 "competing business" means any business (other than the manufacture or sale of man made mineral fibres) which competes with any business carried on at Completion by an Insulation Business Undertaking in a jurisdiction in which that Insulation Business Undertaking carries on that business at Completion;

      12.1.2 "restricted goods or services" means goods or services of the same type as or similar to any goods or services supplied by an Insulation Business Undertaking at Completion;

      12.1.3 "Restricted Parties" means each member of the Vendor's Group; and

      12.1.4 references to acting directly or indirectly include (without prejudice to the generality of that expression) references to acting alone or jointly with or by means of any other person.

12.2 Subject to sub-clause 12.3, the Vendor covenants with the Purchaser that with effect from Completion:

      12.2.1 until the expiration of 5 years from Completion, no Restricted Party shall directly or indirectly carry on or be engaged or interested in a competing business; and

      12.2.2 until the expiration of 3 years from Completion, no Restricted Party shall directly or indirectly:

             (A) accept the custom of, solicit, canvass or approach or endeavour to solicit, canvass or approach, in competition with an Insulation Business Undertaking, any person for the purpose of offering to that person restricted goods or services (or supply on behalf of a competing business restricted goods or services to any person):

               (1) who was provided with goods or services by an Insulation Business Undertaking at any time during the 12 months up to and including Completion; or

               (2) who was negotiating with an Insulation Business Undertaking for the supply of goods or services at any time during the 12 months up to and including Completion; or

          (B) employ, solicit or entice away or endeavour to solicit or entice away from any Insulation Business Undertaking, any person who at any time during the period of 12 months immediately prior to Completion shall have been employed by an Insulation Business Undertaking in an executive, technical, or sales capacity, including Senior Management and including the Employees listed in the document in the agreed form headed "Key Employees".

12.3 The provisions of this clause 12 shall apply to China and Poland with effect from Completion but shall not apply to any interest held by the Vendor (or any member of its Group) in Armstrong China or Armstrong Poland prior to the completion of the sale and purchase of the Armstrong China Shares or the Armstrong Poland Shares (as the case may be).

12.4 The Vendor agrees that the undertakings contained in this clause 12 are reasonable and are entered into for the purpose of protecting the goodwill of the business of each member of the Purchaser's Group.

12.5 Each undertaking contained in this clause 12 is and shall be construed as separate and severable and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade or unenforceable in whole or in part for any reason the remaining undertakings or parts thereof, as appropriate, shall continue to bind the Vendor.

12.6 If any undertaking in this clause 12 shall be held to be void but would be valid if deleted in part or reduced in application, such undertaking shall apply with such deletion or modification as may be necessary to make it valid and enforceable. Without prejudice to the generality of the foregoing, if such invalidity arises by reason of the period being excessive, such period (as the same may previously have been reduced by virtue of this sub-clause 12.6) shall take effect as if reduced by six months until the resulting period shall be valid and enforceable.

13.  CONFIDENTIAL INFORMATION

13.1 Each Party shall (and shall procure that each member of its Group shall and shall use its reasonable endeavours to procure that each director, officer, employee, agent and adviser of its Group shall) not use or disclose any Confidential Information of the other Party (or any member of its Group).

13.2 The provisions of this clause 13 shall not apply to the disclosure of any Confidential Information:

     13.2.1 to or at the request of the other Party;

     13.2.2 permitted by clause 14;

     13.2.3 to its professional advisers; or

     13.2.4 which is in the public domain (other than by a breach of this clause 13 by that Party).

13.3 For the purposes of this clause 13 only, prior to Completion each Insulation Business Undertaking shall be deemed to be a member of the Vendor's Group.

14.  ANNOUNCEMENTS

14.1 No Party shall disclose the making of this Agreement or its terms or make (or procure or permit the making of) any announcement (whether before or after Completion) with respect to this Agreement (or any matter ancillary hereto) without the prior written consent of the other Party (not to be unreasonably withheld or delayed or made the subject of any unreasonable conditions), unless such disclosure is to its professional advisers or pursuant to clause 14.2 or 14.3.

14.2 Each Party shall at the request of the other Party supply all such information and reports as may be reasonably required by the requesting Party in order for the requesting Party to comply with any requirement or regulation of any law or Stock Exchange or other regulatory body to which it (or any member of its Group) shall be subject and each Party (and each member of its Group) shall be entitled to make any announcement with respect to this Agreement (or any matter ancillary hereto) if such announcement shall be required by any requirement or regulation of any law or Stock Exchange or other regulatory body to which it (or any member of its Group) shall be subject, provided that such Party has taken all steps as may be reasonable in the circumstances to agree the content of such announcement and provided that any such announcement shall only be made after notice to the other Party (where practicable).

14.3 For the avoidance of doubt, nothing in this clause 14 shall be taken to apply to announcements, communications or circulars made or sent by the Purchaser after Completion to customers, clients or suppliers of any member of the Group which merely inform them of the Purchaser's acquisition of the Shares or to any announcements, communications or circulars containing only information which has become generally available.

15.  MISCELLANEOUS

15.1 No Party may assign any of its rights or obligations under this Agreement (or, save as expressly set out therein, any document in the agreed terms), save that upon giving written notice to the other Party:

     15.1.1 the Purchaser shall be entitled to assign the benefit (but not the burden) of this Agreement to a member of its Group (provided that any such assignee remains a member of the Purchaser's Group and provided further that before such assignee ceases to be a member of the Purchaser's Group, the Purchaser will procure that the benefit of this Agreement is assigned to the Purchaser or to another member of its Group subject to the conditions of this sub-clause 15.1.1); and

     15.1.2 the Purchaser shall be entitled to assign the benefit (but not the burden) of this Agreement to any person (A) by way of security for borrowings of the Purchaser's Group incurred for the purposes of financing or re-financing all or part of the Purchase Price or (B) with the consent of the Vendor (such consent not to be unreasonably withheld or refused or made the subject of unreasonable conditions).

15.2 This Agreement, together with the documents in the agreed terms or referred to herein, represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the Parties with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom (save as expressly set out herein) PROVIDED THAT the provisions of this sub-clause 15.2 shall not exclude any liability which either Party would otherwise have to the other Party or any right which the other Party may have in respect of any statements made fraudulently by that Party prior to the execution of this Agreement or any right which the other Party may have in respect of fraud or fraudulent misrepresentation by that Party.

15.3 Each Party confirms that neither it nor any member of its Group has relied on any representation or warranty or undertaking in relation to the subject matter of this Agreement which is not contained in this Agreement, or in the documents in the agreed terms or referred to herein, and (without prejudice to any liability for fraudulent misrepresentation) no Party (or any member of its Group) shall either be under any liability to or have any remedy against another Party (or any member of its Group) in respect of any misrepresentation or untrue statement in relation to the subject matter of this Agreement, or the documents in the agreed terms or referred to herein, unless and to the extent that a claim lies under this Agreement, or in the documents in the agreed terms or referred to herein.

15.4 The terms of this Agreement (insofar as not performed at Completion and subject as specifically otherwise provided in this Agreement) shall continue in force after and notwithstanding Completion (and, without prejudice to the generality of the foregoing, any remedies of the Purchaser in respect of any breach of any of the Warranties or Repeated Warranties shall continue to subsist notwithstanding Completion).

15.5 After Completion each Party shall (at its own cost) execute all such deeds and documents and do all such things as either Party may reasonably require for perfecting the transactions intended to be effected under or pursuant to this Agreement.

15.6 Without prejudice to the generality of sub-clause 15.5, following Completion the Vendor shall (at its own cost), from time to time, forthwith upon request from the Purchaser execute (or procure the execution by a member of its Group or use reasonable endeavours to procure the execution by any third party) of all such deeds and documents and do (or procure the doing by a member of its Group or use reasonable endeavours to procure the doing by any third party) of all such things, in a form reasonable satisfactory to both Parties, for the purpose of vesting in the Purchaser the full legal and beneficial title to the Shares (including, subject to the satisfaction of the China Condition Subsequent, the Armstrong China Shares and, subject to the satisfaction of the Poland Condition Subsequent, the Armstrong Poland Shares) and the Assets.

15.7 No single or partial exercise of (or failure to exercise or delay in exercising) a right or remedy by a Party in connection with this Agreement, or reliance upon (or failure to invoke or delay in invoking) a right or remedy by either Party in connection with this Agreement, shall constitute a waiver of that (or any other) right or remedy by that Party or prevent any further or other exercise of any such right or remedy or the exercise of any other right or remedy by that Party.

15.8 A waiver of any right or remedy by either Party in connection with this Agreement must be an express waiver in writing and any such waiver on any occasion shall not constitute a waiver of:

      15.8.1 any other right or remedy; or

      15.8.2 such right or remedy on any future occasion.

15.9 This Agreement may be executed in any number of counterparts and by each Party on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

15.10 Each Party agrees that this Agreement may only be varied or amended by an instrument in writing duly signed by each Party (although any such instrument may be executed in any number of counterparts and by each Party on separate counterparts).

15.11 Each Party declares (and each Party agrees and acknowledges in relation to the other Party) that insofar as any provision of this Agreement relates to any or each other member of a Party's Group, that Party holds the benefit of that provision as trustee for each such member of that Party's Group (provided that in exercising any such right as trustee that Party shall be entitled to limit the action that it takes to such action as it may, in its absolute discretion, consider appropriate), but each Party confirms that no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

15.12 The perpetuity period for any trust established in this Agreement shall be 80 years from the date hereof.

15.13 Nothing in this Agreement shall be deemed to constitute a partnership between the Parties.

15.14 If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction:

      15.14.1 the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

      15.14.2 the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision, shall not be affected or impaired in any way.

15.15 For the purposes of the Completion Accounts or any adjustment to the consideration for the Shares required by clause 4, if any figure or amount referred to in this Agreement is required to be expressed or paid in [_] but shall need to be calculated from data or other information expressed in another currency, then (save as expressly provided otherwise in this Agreement) those amounts shall be converted into [_] by reference to the relevant exchange rate, as published in the Financial Times Exchange Cross Rates Table on the date of Completion.

15.16 For the purposes of determining whether any threshold or amount referred to in sub-clause 7.1.4 or the Warranties or the Repeated Warranties has or has not been exceeded, any figure or amount that shall need to be calculated from data or information expressed in another currency shall be converted into [_] by reference to the relevant exchange rate set out in
      Schedule 10.

16.   TAX RELATED MATTERS

16.1 The Purchaser shall or shall procure that an Insulation Business Undertaking shall supply copies of any tax return filed or any other document relating to the Taxation position of any Insulation Business Undertaking in respect of any period commencing prior to Completion within 21 days of receiving a request from the Vendor or any member of the Vendor's Group for the same.

16.2  The Purchaser warrants and represents that it will:

      16.2.1 maintain all records and other documents required by law or customary practice in any jurisdiction which are in the possession of an Insulation Business Undertaking at Completion or which are required to be brought into existence after Completion in respect of all periods prior to Completion until the limitation period applying to claims by a Taxation Authority (as that term is defined in the Tax Deed) in any jurisdiction in which the said records or other documents may be relevant;

      16.2.2 indemnify the Vendor and any member of the Vendor's Group against any liability of the Vendor or any member of the Vendor's Group to pay any stamp duty or other documentary or transfer taxes arising in any jurisdiction in relation to the purchase of the Shares and Assets or the indirect acquisition of any of the assets owned by an Insulation Business Undertaking in each case pursuant to or as a consequence of the entering into of the Agreement (not including, for the avoidance of doubt, any stamp duty or other documentary or transfer taxes which are properly payable by an Insulation Business Undertaking as a consequence of a transfer of an asset to or by that Insulation Business Undertaking by a member of the Vendor's Group at a time when arrangements were in place to effect the purchase of the Shares and Assets) together with any costs incurred by the Vendor or any member of the Vendor's Group as a result of the non-payment by the Purchaser of any such stamp duty or other documentary or transfer taxes.

17.  Intellectual property

17.1 With effect from Completion the Vendor shall:

     17.1.1 assign or procure the assignment to the Purchaser by the relevant member or members of the Vendor's Group of legal and beneficial title to the Business Intellectual Property in accordance with the terms of the Assignments;

     17.1.2 use its reasonable endeavours (reasonable expenses to be borne by the Purchaser) to assign, novate or sublicense (where permitted) or procure the assignment, novation or sublicensing to the Purchaser by the relevant member of the Vendor's Group of the benefit subject to the burden of all licences granted to the Vendor or any member of the Vendor's Group to use Intellectual Property Rights owned by third parties and used in respect of the Insulation Business. If any third party consents are required for such purpose the Vendor shall use its reasonable endeavours (reasonable expenses to be borne by the Purchaser) to obtain any such consent;

     17.1.3 provide all reasonable assistance to the Purchaser in respect of the domain names ARMAFLEX.COM, ARMAFLEX.ORG, ARMAFLEX.NET in order to effect the transfer of these to the Purchaser or as the Purchaser shall direct.

17.2 With effect from Completion the Purchaser shall provide all reasonable assistance to the Vendor in respect of the domain names ARMSTRONG.DE, ARMSTRONG.COM.PL, ARMSTRONG-INSULATION.COM , ARMSTRONG-PT.COM, ARMSTRONG-IP.COM in order to effect the transfer of these to the Vendor or as the Vendor shall direct.

17.3 Save as provided in 17.1.3 and 17.2 neither party shall be entitled to continue or commence making any use of any domain name which is owned by the other party or any member of the other party's Group.

17.4 The Vendor shall use reasonable endeavours to deliver to the Purchaser's Group on Completion or promptly thereafter:

     17.4.1 all original documents (or to the extent that originals are not available copies thereof) or other evidence of title (including, without limitation, all assignments and declarations of trust existing prior to Completion) which pertain to the Business Intellectual Property and Company Intellectual Property;

     17.4.2 in respect of the registered Business Intellectual Property and the Company Intellectual Property owned by the Vendor, a member of the Vendor's Group or an Insulation Business Undertaking as the case may be copies of all registration, renewal certificates and current renewal certificates;

     17.4.3 in respect of all applications by the Vendor, a member of the Vendor's Group or an Insulation Business Undertaking to register any Business Intellectual Property or Company Intellectual Property copies of application documentation;

     17.4.4 all records and other documentation relating to and necessary for the information technology systems used in and required for the business of the Insulation Business Undertakings including but not limited to records, documentation and agreements in respect of computer software, hardware, telephone systems and their licensing, maintenance and support;

     and shall for a period of 6 months following Completion provide upon request by the Purchaser's Group reasonable assistance to the Purchaser's Group to effect the transfer of the management of the Business Intellectual Property and Company Intellectual Property from the Vendor to a company nominated by the Purchaser.

17.5 From the date of Completion the Purchaser agrees to be bound by and to observe and to procure that the members of its Group are bound by and observe the obligations of confidentiality imposed by the Confidentiality Agreements between the Vendor and the named third party in respect of information and know how disclosed in the Disclosure Letter against Warranty 4.1.6.

18.  COSTS

     Unless expressly provided otherwise in this Agreement (or any document in the agreed terms), the Parties shall pay their own costs in connection with the preparation and negotiation of this Agreement and any matter contemplated by it.

19.  NOTICES

19.1 A notice, approval, consent or other communication in connection with this
     Agreement:

     19.1.1 must be in writing;

     19.1.2 in respect of each Party to whom it is addressed, must be marked for the attention of the person specified by that Party in this clause; and

     19.1.3 in respect of each Party to whom it is addressed, must be left at the address of that Party, or sent by prepaid ordinary post (airmail if posted to a jurisdiction other than that from which it is posted) to the address of that Party which, in each case, is specified in this clause 19 or if that Party notifies the other Party of a replacement address then to that replacement address; or

     19.1.4 in respect of each Party to whom it is addressed, may be sent by facsimile to the facsimile number of that Party which is specified in this clause 19, or if that Party notifies the other Party of a replacement facsimile number then to that replacement facsimile number, provided that at the time of that facsimile transmission a copy of the said notice, approval, consent or other communication is also given to that Party in accordance with sub-clause 19.1.3;

            where, the address and facsimile number of each Party is:

            the Vendor
            Address: -   2500 Columbia Avenue, Lancaster 17603 Pennsylvania, USA
            Facsimile:   (1) 717 396 6133

          Attention:  Deborah Owen (Secretary and General Counsel)

          the Purchaser
          Address:     Senckenbergaulage 20-22, 60325, Frankfurt-am-Main
          Facsimile:   (44) 01895 256869
          Attention:   Geschaftsfuhrer
          with a copy to Ulrich Weimer and Ulrich Lehman at Armstrong House, 38 Market Square, Middlesex UB8 1NG

19.2 A notice, approval, consent or other communication shall take effect from the time it is received (or, if earlier, the time it is deemed to be received in accordance with sub-clause 19.3) unless a later time is specified in it.

19.3 A letter or facsimile is deemed to be received:

     19.3.1 in the case of a posted letter, unless actually received earlier, on the third (seventh, if posted to a jurisdiction other than that from which it is posted) day after posting; and

     19.3.2 in the case of a facsimile, on production of a transmission report from the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

20.  GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS

20.1 This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Agreement or its formation) shall be governed by, and construed in accordance with, English law.

20.2 Each of the Parties irrevocably agrees that the courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, or to settle any dispute, which may arise out of or in connection with this Agreement (respectively, "Proceedings" and "Disputes") and, for these purposes, each Party irrevocably submits to the jurisdiction of the courts of England.

20.3 Each Party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum for any such Proceedings or Disputes and further irrevocably agrees that a judgment in any Proceedings or Disputes brought in any court referred to in this clause 20 shall be conclusive and binding upon the Parties and may be enforced in the courts of any other jurisdiction.

20.4 Without prejudice to any other permitted mode of service the Parties agree that service of any claim form, notice or other document (each a "Document") for the purpose of any Proceedings begun in England shall be duly served upon it if delivered personally or sent by registered post, in the case of:

     20.4.1 the Vendor to Herbert Smith, Exchange House, Primrose Street, London EC2A 2HS (marked for the attention of David Paterson); and

     20.4.2 the Purchaser to Ashurst Morris Crisp, Broadwalk House, 5 Appold Street, London EC2A 2HA (marked for the attention of Charlie Geffen/Jonathan Angell with reference GIL01.00001)

     or such other person and address in England or Wales as the Vendor shall notify the Purchaser in writing (or vice versa) from time to time.

IN WITNESS of which the Parties have executed this Agreement on the date first mentioned above.

SIGNED by BOB SILLS                )

for and on behalf of ARMSTRONG     )

WORLD INDUSTRIES INC.              )     ......BOB SILLS ..................

                                   )     Authorised Officer/Signatory



SIGNED by ULRICH WEIMER            )

for and on behalf of "ORION"       )

EINUNDVIERZIGSTE                   )

BETEILIGUNGSGESELLSCHAFT           )     ......ULRICH WEIMER .......

MBH                                )